Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

EXAMWORKS, INC.,

EXAMWORKS GROUP, INC.,

MES GROUP, INC.,

GEORGE C. TUREK

and

the MINORITY SHAREHOLDERS
(as identified herein)

DATED AS OF JANUARY 11, 2011

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Section 12.11	Interpretation	81
Section 12.12	Cooperation Following the Closing	82
Section 12.13	Transaction Costs	82

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of January 11, 2011, is made and entered into by and among ExamWorks, Inc., a Delaware corporation (the “Purchaser”), ExamWorks Group, Inc., a Delaware corporation and the sole shareholder of the Purchaser (the “Parent”), MES Group, Inc., a Michigan corporation (the “Company”), George C. Turek (the “Majority Shareholder”), and each of the individuals identified as a “Minority Shareholder” on the signature page hereto (the “Minority Shareholders”).  The Majority Shareholder and the Minority Shareholders are referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

RECITALS:

WHEREAS, prior to the Closing of the transactions described herein, the Shareholders shall own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, upon the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders, all of the Shares in exchange for the consideration set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.  The following terms, as used herein, have the  meanings set forth below:

“Accounting Referee” has the meaning set forth in Section 3.4(c).

“Acquired Companies” means the Company and the Subsidiaries from and after the Closing.

“Acquisition Transaction” has the meaning set forth in Section 7.5.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Affiliate Loan” has the meaning set forth in Section 7.12.

“Agreement” means this Stock Purchase Agreement, as amended from time to time.

“Ancillary Document” means a Purchaser Ancillary Document or a Shareholder Ancillary Document.

“Applicable Benefit Laws” means all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Assumed Indebtedness” means an amount of indebtedness of the Company up to, but not to exceed, Ten Million Dollars ($10,000,000) under that certain Promissory Note-Demand, dated June 30, 2008, by and between the Company and Comerica Bank.

“Business” means (a) the business of arranging and facilitating independent medical examinations, utilization reviews, peer reviews, record reviews, bill reviews, medical cost containment services, Medicare set-aside services, and related services (including, without limitation, physician examinations, pharmaceutical diagnostic analysis, medical and vocational case management and other reviews of medical records, appearing and testifying as expert witness in legal proceedings and evaluations under oath) for insurance companies, attorneys and other third parties to examine, validate, independently review and/or evaluate, as the case may be, workers’ compensation, liability, personal injury, disability and/or other medical claims, billing and pricing matters, and (b) the business of managing medical practices that provide any of the foregoing; provided, however, that the Business shall not include the VES Business.  “Business” shall include, without limitation, functions such as billing, scheduling, transcription, information technology, software development and support, network management and credentialing services performed in connection with the foregoing.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Cap” has the meaning set forth in Section 11.5.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means any indebtedness of, or guaranteed by, the Company or any Subsidiary with respect to (a) borrowed money or other long-term indebtedness, excluding the Assumed Indebtedness, (b) notes payable, (c) capital leases, (d) unpaid Shareholder Transaction Expenses, and (e) any payment or expense which is required to be made or paid under a change of control or similar provision in any Contract as a result of the consummation of the purchase and sale of the Shares under this Agreement, including the employer portion of any Taxes related to any such payment or expense.

“Closing Date Indebtedness Statement” has the meaning set forth in Section 3.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Subsidiary or to which the Company or any Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise.

“Company Common Stock” means the common stock of the Company, $1.00 par value per share.

“Company Contracts” means those Contracts to which the Company or any Subsidiary is a party or by which any such Company or Subsidiary or any of their assets or any Transferred Assets are bound.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any Subsidiary.

“Company Licensed Software” means all Software (other than Company Proprietary Software or the DMS Software) used by or in the Business of the Company or any Subsidiary.

“Company Proprietary Software” means all Software owned by the Company or any Subsidiary used in or in connection with the products and services marketed, licensed, sold or distributed by the Company or any Subsidiary to customers of the Company or any Subsidiary, including, without limitation, the Operating System Software, but excluding the DMS Software.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company or any Subsidiary.

“Confidential Information” means any data or information concerning the Company and the Business (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training;  (f) any information regarding this Agreement, the identities of the Parties hereto, or the transactions contemplated hereby; (g) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company, a Subsidiary, an Excluded Subsidiary or a Shareholder of any covenant or obligation set forth in this Agreement or a Shareholder Ancillary Document.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Current Assets” means cash, Receivables, employee advances, prepaid insurance, prepaid taxes, other prepaids, and current and long-term deferred tax assets, including net operating loss carry-forwards and capital loss carry-forwards.

“Current Liabilities” means accounts payable, accrued salaries, accrued vacation time, accrued bonuses, other accrued liabilities, deferred rent, the Assumed Indebtedness, and current and long-term deferred tax liabilities.

“Customer” means a customer of the Company and/or its Subsidiaries that paid the Company and its Subsidiaries collectively at least $500,000 in the aggregate during the year ended December 31, 2009 or at least $375,000 in the aggregate during the nine (9)-month period ended September 30, 2010.

“DDA” has the meaning set forth in Section 4.1(b).

“Deductible” has the meaning set forth in Section 11.5.

“Direct Claim” has the meaning set forth in Section 11.3(c).

“Distribution of Unwanted Assets” has the meaning set forth in Section 7.15.

“Disclosure Schedules” has the meaning set forth in the preamble to Article IV.

“Distribution of Excluded Subsidiaries” has the meaning set forth in Section 7.18.

“DMS Software” means the document management system Software more commonly known by the Company and the Subsidiaries as ‘DMS,’ which is used by the Company and the Subsidiaries to run their internal document management systems and which, among other things, interfaces with the Operating System Software.

“DMS Software IP Assignment Agreement” has the meaning set forth in Section 8.2(l).

 “DOJ” has the meaning set forth in Section 7.16.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above outstanding on the date hereof or on the Closing Date, respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee, other than Medical Provider Agreements.

“End of the Day Rule” has the meaning set forth in Section 7.10(b).

“Environmental Laws” means all Laws and common law relating to pollution or protection of the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), CERCLA, and other similar federal, state and local statutes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Company or any Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Agent” has the meaning set forth in Section 3.3(c).

“Escrow Agreement” has the meaning set forth in Section 3.5.

“Escrow Deposit” has the meaning set forth in Section 3.3(c).

“Escrow Fund” has the meaning set forth in Section 3.5.

“ESOP” means the MES Group, Inc. Employee Stock Ownership Plan.

“ESOP Purchase Price” has the meaning set forth in Section 7.19(b).

“ESOP Sale” has the meaning set forth in Section 7.19(b).

“ESOP Shares” has the meaning set forth in Section 4.18(a).

“ESOP Trust” means the MES Group, Inc. Employee Stock Ownership Plan Trust.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means Medical Evaluation Specialists, Inc., a Texas corporation; Medical Evaluation Specialists, Inc., an Illinois corporation; and MEDS.

“Excluded Subsidiaries Agreement” has the meaning set forth in Section 8.2(k).

“Expiration Date” has the meaning set forth in Section 10.1(d).

“FTC” has the meaning set forth in Section 7.16.

“Final Working Capital Schedule” means the Working Capital Schedule as finally determined pursuant to Section 3.4.

“Financial Statements” means (a) the audited consolidated and consolidating balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries as of December 31, 2007, and the audited consolidated and consolidating statements of income and cash flows of the Company, the Subsidiaries and the Excluded Subsidiaries for the period then ended, (b) the audited consolidated and consolidating balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries as of December 31, 2008, and the audited consolidated and consolidating statements of income and cash flows of the Company, the Subsidiaries and the Excluded Subsidiaries for the period then ended, (c) the audited consolidated balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries as of December 31, 2009, and the audited consolidated statements of income and cash flows of the Company, the Subsidiaries and the Excluded Subsidiaries for the period then ended, and (d) the unaudited consolidated and consolidating balance sheet of the Company, the Subsidiaries and the Excluded Subsidiaries for the ten (10)-month period ending as of October 31, 2010 and the unaudited consolidated and consolidating statements of income and cash flows of the Company, the Subsidiaries and the Excluded Subsidiaries for the period then ended.

“FMLA” means the United States Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles, consistently applied, using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company and the Subsidiaries in preparing the Financial Statements.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (d) multi-national or supra-national organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (f) self-regulatory organization or (g) official of any of the foregoing.

“Hazardous Materials” means any pollutant, chemical, or substance, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Industry Certifications” has the meaning set forth in Section 4.27.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Intellectual Property Assignment Agreements” has the meaning set forth in Section 8.2(m).

“Investment Agreement” has the meaning set forth in Section 8.2(n).

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to the Company, all facts known by any of the individuals listed on Schedule 1.1(a), or which reasonably should have been known by such Person in the reasonably prudent exercise of such Person’s duties as an employee or executive officer of the Company, in each case on the date hereof or on the Closing Date.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the United States Occupational Safety and Health Administration, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act, the United States Rehabilitation Act of 1973, and any Laws applicable as a result of the Company or any Subsidiary contracting with a federal or a state Governmental Entity (e.g., regulations promulgated by Office of Federal Contract Compliance Programs).

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards and decrees of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcels of real property of which the Company or any Subsidiary is the lessee or sublessee (together with all fixtures and improvements thereon).

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor, including, without limitation, workers’ compensation, independent medical examination, independent review organization and utilization review licenses, registrations and permits.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether or not arising out of a third party claim.

“Majority Shareholder” has the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” means any state of fact, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, Business, properties, assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries, taken as a whole, which includes, without limitation (a) any change in Laws between the date of this Agreement and the Closing materially affecting the Business or any part thereof, (b) the institution of any material litigation, proceeding or action against the Company, any Subsidiary, or any Shareholder, director or officer of the Company or any Subsidiary with respect to the Business, (c) the bankruptcy or insolvency of the Company or any Subsidiary, and (d) a material violation of applicable Law by the Company or a Subsidiary.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by the Company or the Shareholders of their obligations hereunder or the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary, no fact, change, event, effect or occurrence shall be deemed, in itself, to constitute, and no fact, change, event, effect or occurrence shall be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent attributable to, resulting from or relating to (1) except with respect to clause (b) in this definition, the announcement or pendency of the transactions contemplated by this Agreement; (2) changes in general national, global or regional economic or financial conditions, or the industry in which the Company and its Subsidiaries operate, so long as such changes do not affect the Business of the Company or any Subsidiary in a disproportionate manner; (3) compliance with the terms of, or the taking of any action required by or consented to by the Purchaser pursuant to, this Agreement; (4) seasonal fluctuations in the Business of the Company and the Subsidiaries, so long as consistent with the historical experience of the Company and its Subsidiaries; (4) acts or outbreaks of war, terrorism, military actions or the escalation thereof; or (5) any changes in Laws which have occurred or been enacted prior to the date of this Agreement.

“Medical Provider” means any physician, nurse or other medical professional engaged or used to perform services for the Business.

“Medical Provider Agreements” means Contracts, including any fee schedules, with Medical Providers for the provision of services related to the Business (or which the Company or any Subsidiary facilitates as part of the Business) on an independent contractor basis.

“MEDS” has the meaning set forth in Section 4.22(e).

“Minority Shareholders” has the meaning set forth in the preamble to this Agreement.

“Named Retained Employees” has the meaning set forth in Section 8.2(h).

“NDA” has the meaning set forth in Section 7.9(a).

“Net Working Capital” means the Current Assets of the Company and its Subsidiaries less the Current Liabilities of the Company and its Subsidiaries as of the close of business on the Closing Date, as reflected on the Working Capital Schedule.

“Non-Compete Period” means: (a) as to the Majority Shareholder and each of the Minority Shareholders other than Timothy Meleedy, David Morrow, Denise Yakimowich and John Williams, the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date and (b) as to each of Timothy Meleedy, David Morrow, Denise Yakimowich and John Williams, the period beginning on the Closing Date and continuing for a period of two (2) years from the Closing Date.

“Notice of Claim” has the meaning set forth in Section 11.3(c).

“NQDC Plan” has the meaning set forth in Section 4.17(l).

“OMS Software IP Assignment Agreement” has the meaning set forth in Section 8.2(l).

“Operating System Software” means the operating system Software more commonly known by the Company and the Subsidiaries as ‘MES OMS’ and ‘PRS OMS,’ which Software is used by the Company and the Subsidiaries to run their internal systems.

“Owned Real Property” means the real property which the Company or a Subsidiary owns (together with fixtures and improvements thereon).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Stock” means shares of common stock of the Parent, par value $0.0001 per share.

“Party” or “Parties” means, individually, the Parent, the Purchaser, the Company and each Shareholder and, collectively, the Purchaser, the Company and the Shareholders.

“Payoff Letters” has the meaning set forth in Section 8.2(f).

“Permitted Liens” means (a) Liens arising in connection with any Current Liabilities of the Company and its Subsidiaries that will be set forth on the Final Working Capital Schedule, (b) Liens for Taxes not yet due and payable (excluding Liens arising under ERISA or Code Sections 412 or 430) or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Financial Statements to the extent required by GAAP, (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Persons incurred in the ordinary course of business consistent with past practices and not yet delinquent (d) in the case of Real Property, any minor imperfection of title, zoning, building, or other restrictions, variances, easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the Business of the Company and the Subsidiaries, and (e) Liens disclosed on Schedule 1.1(b).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Post-Closing Tax Returns” has the meaning set forth in Section 7.10(e).

“Pre-Acquisition Consolidated Return” means the consolidated federal income Tax Return of the Company and its subsidiaries for the Tax period that ends on the Closing Date.

“Pre-Acquisition Returns” has the meaning set forth in Section 7.10(a).

“Pre-Closing Affiliate Transfers” has the meaning set forth in Section 7.17.

“Pre-Closing Tax Periods” has the meaning set forth in Section 7.10(a).

“Pro-Forma Returns” has the meaning set forth in Section 3.4(f).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser or the Parent in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company from and after the Closing), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 11.1.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means the accounts receivable, notes receivable and other receivables of the Company or a Subsidiary as of the close of business on the Closing Date.

“Reference Balance Sheet” means the unaudited consolidated and consolidating balance sheet of the Company and the Subsidiaries as of October 31, 2010.

“Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any Governmental Entity.

“Releases” has the meaning set forth in Section 8.2(j).

“Required Consent” has the meaning set forth in Section 4.4.

“Resignations” has the meaning set forth in Section 8.2(j).

“Restricted Stock Agreements” means Restricted Stock Agreements entered into prior to the date hereof by six (6) management employees of the Company and the Subsidiaries pursuant to which such persons became Minority Shareholders who are parties to this Agreement and upon Closing will report taxable compensation under Section 1.83-6(d) of the Treasury Regulations immediately prior to the Shareholders’ Sale Event.

“SEC Documents” has the meaning set forth in Section 6.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Separated Persons” has the meaning set forth in Section 7.8(c).

“Separated Persons Schedule” has the meaning set forth in Section 7.8(c).

“Separation Costs” means severance and other costs and related benefits to which any Separated Person is entitled for any reason (e.g., vacation pay and employer-paid COBRA coverage or Employee Benefit Plan benefits and including all applicable income and employment Tax withholdings payable by such Separated Person) which are associated with the termination of such Separated Person, and any Taxes (excluding all applicable and employment Tax withholdings payable by the Separated Person) related thereto.

“Separation Costs Deposit” has the meaning set forth in Section 7.8(c).

“Shareholder” and “Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholder Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company, a Shareholder or any Affiliate of a Shareholder in connection with the transactions contemplated hereby.

“Shareholder Indemnified Parties” means the Majority Shareholder and his Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Shareholder Losses” has the meaning set forth in Section 11.2.

“Shareholders’ Sale Event” has the meaning set forth in Section 7.10(b).

“Shareholder Transaction Expenses” has the meaning set forth in Section 12.13.

“Shares” has the meaning set forth in the first recital.

“Software” means any computer software program, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form, including all comments, documentation and any procedural code.

“Standard Form of Medical Provider Agreement” shall mean a form of Medical Provider Agreement substantially in the form made available to Purchaser by the Company.

“Standard Medical Provider Terms” shall mean the terms and conditions set forth in the Medical Provider Agreement which the Company and its Subsidiaries make generally applicable to oral agreements between the Company and the Subsidiaries, on the one hand, and Medical Providers, on the other, who have not executed a Standard Form of Medical Provider Agreement.

“Straddle Tax Periods” has the meaning set forth in Section 7.10(c).

“Subsidiary” or “Subsidiaries” means any Person(s) Controlled by the Company, directly or indirectly through one or more intermediaries, excluding the ESOP Trust, VES Group and the Excluded Subsidiaries.

“Supplier” means any supplier of goods or services to which the Company and the Subsidiaries together paid at least $500,000 in the aggregate during the year ended December 31, 2009, or at least $375,000 in the aggregate during the nine (9)-month period ended September 30, 2010.

“Tax Dispute Notice” has the meaning set forth in Section 7.10(a)(ii).

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, intangible, commercial activity, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, including taxes under Treasury Regulation Section 1.1502-6, for which the Company or any Subsidiary may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Terminated Arrangements” has the meaning set forth in Section 7.14.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article X.

“Territory” means the United States of America (including its territories and possessions).

“Third-Party Claim” has the meaning set forth in Section 11.3.

“Transferred Assets” means those assets of the Excluded Subsidiaries as of the date of this Agreement which shall, prior to the Closing, be transferred to the Company and/or the Subsidiaries pursuant to, and which are more specifically described in, the Transferred Assets Assignment Agreements.

“Transferred Assets Assignment Agreements” has the meaning set forth in Section 7.17.

“Transition Services Agreement” has the meaning set forth in Section 8.2(o).

“Treasury Regulations” means the temporary and final income Tax regulations, promulgated under the Code.

“Trustees” means John Patrick Cohan, Joseph P. Chartier, Scott J. Orr, Albert P. Wagner and Robert E. Toohey.

“Unwanted Assets” means those assets of the Company described in a letter signed by the Company and delivered to the Purchaser prior to the date hereof.

“VA” means the U.S. Department of Veterans Affairs including, without limitation, all departments, divisions and agencies within the U.S. Department of Veterans Affairs and the U.S. Department of Defense (to the extent relating to veterans’ affairs or military personnel), or any successors thereto.

“VES Business” means the business of the Excluded Subsidiaries of arranging and facilitating compensation and pension examinations, medical disability examinations, fitness for duty examinations, all other examinations of a similar nature, all related and ancillary services and any support services, but only on a direct or subcontracting basis for the VA.

“VES Group” means VES Group, Inc., a Texas corporation.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and similar applicable state Laws.

“Working Capital Deficit” means the amount by which the Net Working Capital is less than Eight Million Dollars ($8,000,000).

“Working Capital Schedule” means a statement of Net Working Capital, prepared in accordance with GAAP and consistent with the preparation of Schedule 1.1(c).

“Working Capital Surplus” means the amount by which the Net Working Capital is greater than Ten Million Dollars ($10,000,000).

Section 1.2   Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1   Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Shareholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders, all right, title and interest in and to the Shares, free and clear of all Liens.

ARTICLE III
PURCHASE PRICE; ADJUSTMENTS

Section 3.1   Purchase Price.  The aggregate amount to be paid for the Shares shall be Two Hundred Million Dollars ($200,000,000), in cash and shares of Parent Stock, subject to adjustment as provided below.

Section 3.2            Closing Date Indebtedness Statement.  Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement, signed by the Chief Financial Officer of the Company, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness (the “Closing Date Indebtedness Statement”).  Copies of the Payoff Letters, delivered in accordance with Section 8.2(f) hereof, shall be attached to the Closing Date Indebtedness Statement.

Section 3.3            Payment of Purchase Price.  On the Closing Date:

(a)           the Purchaser shall repay or cause to be repaid the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

(b)           the Parent shall issue to the Majority Shareholder 1,424,501 shares of Parent Stock, constituting a portion of the Purchase Price equal to Twenty Five Million Dollars ($25,000,000), calculated as set forth in Section 3.7;

(c)           the Parent shall pay to the Majority Shareholder, in cash, an amount equal to Twenty Million Dollars ($20,000,000) (the “Escrow Deposit”), which cash shall be deposited with Branch Banking and Trust Company, a North Carolina banking corporation (the “Escrow Agent”), to be held in escrow as partial security for the obligations of the Majority Shareholder hereunder as further provided in Section 3.5 below; and

(d)           the Purchaser shall pay to the Shareholders, in cash, an amount equal to One Hundred Fifty Five Million Dollars ($155,000,000) minus the amount of the Closing Date Indebtedness (as set forth on the Closing Date Indebtedness Statement), with each Shareholder receiving the proportion of such cash set forth in Schedule 3.3(d).

Section 3.4   Adjustment of Purchase Price.

(a)           On or before December 15, 2011, the Purchaser shall prepare and deliver to the Majority Shareholder the Working Capital Schedule and its calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon.  The Working Capital Schedule shall be prepared in accordance with GAAP and shall reflect the estimated amounts of deferred tax assets and deferred tax liabilities determined pursuant to Section 3.4(f).  During the preparation and review of the Working Capital Schedule and the period of any dispute within the contemplation of this Section 3.4, the Purchaser shall (i) provide the Majority Shareholder and the Majority Shareholder’s authorized representatives with reasonable access during normal business hours to the books, records, facilities and employees of the Acquired Companies, and (ii) cooperate with the Majority Shareholder’s and the Majority Shareholder’s authorized representatives’ reasonable requests with respect to the preparation and review of the Working Capital Schedule, including by providing on a timely basis all information (including all of the Purchaser’s and its representatives’ work papers underlying the preparation of the Working Capital Schedule, subject to reasonable restrictions for confidential and privileged information, and to the extent not otherwise protected from disclosure by Law or a legitimate reason) reasonably necessary or useful for the Majority Shareholder to review the Working Capital Schedule and to calculate the Working Capital Surplus or Working Capital Deficit, if any, based thereon.

(b)           The Majority Shareholder shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.4(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute.  The Purchaser and the Majority Shareholder shall cooperate in good faith to resolve any dispute under this Section 3.4(b) as promptly as possible, and upon such resolution, the Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Majority Shareholder, and the calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding on the Parties.  In the event the Majority Shareholder does not notify the Purchaser of any such dispute within such thirty (30)-day period or notifies the Purchaser within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.4(a) shall be deemed to be the Final Working Capital Schedule and the Purchaser’s calculation of the Working Capital Surplus or Working Capital Deficit, if any, shall be final and binding upon the Parties.

(c)           In the event the Purchaser and the Majority Shareholder are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.4(a) within thirty (30) days following the Purchaser’s receipt of notice of such dispute (or such longer period as the Majority Shareholder and the Purchaser may agree in writing), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by one of the following nationally-recognized accounting firms, as mutually selected by the Purchaser and the Majority Shareholder (as long as such firm is independent from the Purchaser and its Affiliates and the Majority Shareholder and his Affiliates): Deloitte, Ernst & Young, PricewaterhouseCoopers, Grant Thornton, McGladrey & Pullen or BDO Seidman (the “Accounting Referee”).  In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Majority Shareholder has disagreed. The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be made within thirty (30) days following its engagement, shall be set forth in a written statement delivered to the Majority Shareholder and the Purchaser and shall be deemed a final, binding and conclusive arbitration award.  A judgment of a court of competent jurisdiction may be entered upon the Accounting Referee’s determination.  All fees and expenses of the Accounting Referee shall be shared pro rata between the Majority Shareholder and the Purchaser in proportion to the allocation of the dollar amount of the amounts remaining in dispute between the Majority Shareholder and the Purchaser made by the Accounting Referee, such that, except in the case of an even 50%/50% allocation, the prevailing party pays the lesser portion of the fees and expenses.

(d)           Within five (5) Business Days following the determination of the Final Working Capital Schedule, if there is a Working Capital Surplus, the Purchaser shall pay to the Majority Shareholder an amount equal to the Working Capital Surplus, and if there is a Working Capital Deficit, the Majority Shareholder shall cause to be paid to the Purchaser from the Escrow Fund, an amount equal to the Working Capital Deficit.  If a dispute exists between the Majority Shareholder and the Purchaser regarding the amount of the Working Capital Surplus or Working Capital Deficit reflected in the Working Capital Schedule delivered pursuant to Section 3.4(a), the appropriate Party shall pay or cause to be paid to the other appropriate Party (in the case of the Majority Shareholder to the Purchaser, from the Escrow Fund) the uncontested amount prior to the determination of the disputed amount in accordance with Section 3.4.

(e)           If any amount or matter taken into account in the determination of the Final Working Capital Schedule could also be the basis for any claim of breach by a Party of the representations and warranties of the other Party contained in this Agreement, any Losses related to such breach shall be net of the amount related thereto included in the determination of the Final Working Capital Schedule.

(f)           On or before November 15, 2011, the Majority Shareholder shall prepare and deliver to the Purchaser pro forma income Tax Returns for the Tax period (i) ending on the date the Distribution of Excluded Subsidiaries occurs, and (ii) ending on the Closing Date, in both cases in the manner set forth in Section 7.10(a) (the “Pro Forma Returns”).  In reliance on such Pro Forma Returns, the Majority Shareholder and the Purchaser shall cooperate in good faith to determine estimated amounts for the deferred tax assets and deferred tax liabilities to be included on the Working Capital Schedule.  If the Majority Shareholder and the Purchaser are unable to reach agreement on such estimated amounts within thirty (30) days, the determination of such estimated amounts shall be submitted to, and made by, the Accounting Referee.

Section 3.5            Escrow.  At the Closing, the Parent shall deposit the Escrow Deposit with the Escrow Agent into an escrow account.  The Escrow Agent shall hold the Escrow Deposit in accordance with the terms and conditions of an escrow agreement to be executed on the Closing Date by and among the Purchaser, the Majority Shareholder and the Escrow Agent, in substantially the form attached hereto as Exhibit 3.5 (the “Escrow Agreement”).  The Escrow Deposit, less any interest or other income earned on the Escrow Deposit which shall be distributed to the Majority Shareholder on a monthly basis (the “Escrow Fund”), shall remain in escrow following the Closing as security for the obligations of the Majority Shareholder under this Agreement and the Ancillary Documents, for disbursement in accordance with the terms of this Agreement and the Escrow Agreement.

Section 3.6   Cash Payments.  All cash payments required to be made under this Article III or any other provision hereof shall be made by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing to the Person to whom or which the applicable payment is due.

Section 3.7   Parent Stock Issuances.  No fractional shares of Parent Stock shall be issued to the Majority Shareholder hereunder, and the number of shares of Parent Stock to be issued shall be rounded down to the nearest whole share.  For all purposes of this Agreement and each Ancillary Document, each share of Parent Stock shall be deemed to have a value of $17.55, (based on the Parent’s average closing stock price for each trading day during the period from November 2, 2010 through January 10, 2011, the last trading day prior to the date of this Agreement).

Section 3.8   Bifurcated Wire Transfers to Effectuate Tax Withholding.  The Purchaser and the Shareholders agree that, with respect to those Minority Shareholders who will report taxable compensation on the Closing Date under their Restricted Stock Agreements, the cash proceeds payable to such Minority Shareholders under Schedule 3.3(d) shall be made in two separate wire transfers at the Closing: (a) the first wire transfer to be sent to the Company in the amount of the applicable Tax withholdings (but not the employer’s portion of such Tax withholdings) payable with respect to such compensation; and (b) the second wire transfer to be sent to such Minority Shareholders for the remaining amount.  For the avoidance of doubt, the other Minority Shareholders and the Majority Shareholder shall not be subject to the provisions of this Section 3.8.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE MAJORITY SHAREHOLDER

Except as set forth on the disclosure schedules of the Company and the Majority Shareholder attached hereto (the “Disclosure Schedules”) (such that a disclosure set forth in any section of the Disclosure Schedules numbered to correspond with any section of this Agreement shall be deemed to apply to that section and any other section (a) where a specific cross-reference is made or (b) where it is reasonably apparent that the disclosure could relate to the representations or warranties or matters covered by such other section), the Company and the Majority Shareholder hereby, jointly and severally, represent and warrant to the Purchaser as follows as of the date hereof and the Closing Date:

Section 4.1   Organization.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the lack of such qualification would not have a Material Adverse Effect.  Schedule 4.1(a) contains a true, correct and complete list of the jurisdictions in which the Company is qualified or registered to do business as a foreign corporation.  The Company has made available to the Purchaser true, correct and complete copies of its articles of incorporation and bylaws as currently in effect and its corporate record books with respect to actions taken by its shareholders and board of directors.

(b)           Schedule 4.1(b) sets forth a true, correct and complete list of each Subsidiary.  Each Subsidiary, other than DDA Management Services, LLC, a New York limited liability company (“DDA”), is a corporation, duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  DDA is a limited liability company, duly formed and validly existing under the Laws of the State of New York and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted.  Each Subsidiary is duly qualified or registered as a foreign corporation or, in the case of DDA, limited liability company, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the lack of such qualification would not have a Material Adverse Effect.  Schedule 4.1(b) contains a true, complete and correct list of the jurisdictions in which each Subsidiary is qualified or registered to transact business as a foreign corporation or limited liability company.  The Company has made available to the Purchaser true, correct and complete copies of the charter documents of each Subsidiary as currently in effect and the record books with respect to actions taken by its shareholders or equity holder and board of directors or member, as applicable.  All of the outstanding shares of capital stock or membership interests of each Subsidiary were validly issued and/or conveyed and are fully paid and non-assessable and are owned directly or indirectly by the Company.  There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person (other than the Company) to acquire or receive shares of capital stock or membership interests of a Subsidiary or securities convertible into or exchangeable for such shares of capital stock or membership interests.  Except for the Excluded Subsidiaries which will no longer be owned by the Company immediately prior to the Closing, the Company does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person.

(c)           Schedule 4.1(c) sets forth a list of former legal names of the Company and each Subsidiary, and, since January 1, 2005, each trade name and dba which currently is or has been used in the Business.

(d)           The authorized capital stock of the Company consists of 1,100,000 shares of common stock, par value $0.01 per share, of which 742,693 shares are issued and outstanding.  As of the date hereof, 648,223.72 of such shares are held of record by the Shareholders and 94,469.28 of such shares are held of record by the ESOP, as set forth on Schedule 4.1(d)(1).  Schedule 4.1(d)(2) sets forth the capitalization of each Subsidiary, listing the number and class(es) of shares authorized and issued and outstanding (or, in the DDA, membership interests outstanding).  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable Laws. Following the date hereof, all of the Shares held and owned by the ESOP shall be acquired by the Majority Shareholder so that immediately prior to the Closing, the Shareholders shall hold and own all of the Shares, as set forth on Schedule 4.1(d)(3).  There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock, and except for shares of the Company to be acquired by the Majority Shareholder prior to the Closing from the ESOP in connection with the ESOP Sale and the forfeiture provisions contained in the Restricted Stock Agreements, there are no outstanding Contracts of the Company or the Shareholders or any other Person to purchase, redeem, or otherwise acquire any of the shares of capital stock of the Company or any Subsidiary or securities or obligations of any kind convertible into any shares of capital stock of the Company or any Subsidiary. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company or any Subsidiary.  Except for the Restricted Stock Agreements, there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or any Subsidiary.  Except as provided in the Restricted Stock Agreements, each Shareholder has full and exclusive power, right and authority to vote all of the shares of capital stock owned by such Shareholder, and no Shareholder is bound by any agreement affecting or relating to his or its right to transfer or vote such shares.  Immediately prior to the Closing, the Shareholders shall have the full and exclusive power, right and authority to vote all of the Shares, and the Shareholders shall not be bound by any agreement affecting or relating to his right to transfer or vote such Shares.

(e)           As of the Closing Date, except for the Business, neither the Company nor any Subsidiary will be engaged in any other business or commercial activity.  All activities and operations of the Business are conducted by the Company and its Subsidiaries and no director, officer or employee of the Company is engaged in the Business (except in his or her capacity as a director, officer or employee of the Company).

(f)           As of the Closing Date, there will be no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible) that are owned or used by the Company or a Subsidiary that are not related to or utilized in the Business.  As of the Closing Date, there will be no liabilities of the Company or a Subsidiary of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that are not related to the Business.

Section 4.2   Authorization.  The Company has full corporate power and authority to execute and deliver this Agreement and each Shareholder Ancillary Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Shareholder Ancillary Document to which it is a party by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been, and such Shareholder Ancillary Documents shall be as of the Closing Date, duly executed and delivered by the Company and do or shall, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

Section 4.3   Absence of Restrictions and Conflicts.  The execution, delivery and performance by the Company of this Agreement and the Shareholder Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of the Company, a Subsidiary, or an Excluded Subsidiary, (b) except for the Required Consents, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Company or a Subsidiary is a party, or by which any assets or properties related to the Business, including the Transferred Assets, are bound, except where the violation, conflict, breach, default, loss, acceleration, termination, modification or cancellation would not have a Material Adverse Effect, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Company or a Subsidiary is a party or by which the Company or any of its properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to the Company, a Subsidiary or the Business, or (e) result in the creation or imposition of any Lien on the Shares, or any property or asset used in the Business, including the Transferred Assets.

Section 4.4   Required Consents.  Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any applicable Law, License, Industry Certification or Contract to which the Company, any Subsidiary or any Shareholder is a party or holds that is necessary with respect to the execution, delivery and performance of this Agreement or the Shareholder Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License, Industry Certification or Contract.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company, any Subsidiary or any Shareholder in connection with the execution, delivery or performance of this Agreement or the Shareholder Ancillary Documents or the consummation of the transactions contemplated hereby, except as may be required by the HSR Act.  Notwithstanding the foregoing, this Section 4.4 shall not apply to any matter with respect to Licenses covered under Section 4.25 or Industry Certifications covered under Section 4.26.

Section 4.5   Real Property.

(a)           Schedule 4.5(a) sets forth a true, correct and complete legal description of each parcel of Owned Real Property.  The Company or a Subsidiary has good and marketable, indefeasible, fee simple title to each parcel of Owned Real Property.  The Company has made available to the Purchaser true, correct and complete copies of the deeds and other instruments (as recorded) by which the Company or the applicable Subsidiary acquired the Owned Real Property, and true, correct and complete copies of all title insurance policies, abstracts and surveys relating to the Owned Real Property, in each case where existing and in the Company’s possession.

(b)           Schedule 4.5(b) sets forth a true, correct and complete address of the Leased Real Property, together with a list of leases related to such Leased Real Property.  The leases with respect thereto are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their respective terms.

(c)           Except for the Permitted Liens, no Real Property is subject to (i) any Liens, or (ii) to the Knowledge of the Company, any governmental decree or order.

(d)           The improvements and fixtures on the Real Property are in good condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are presently being used.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Real Property or any improvement thereon.  The Real Property constitutes all of the real property utilized by the Company and the Subsidiaries in the operation of the Business.  Except as set forth on Schedule 4.5(d), none of the Real Property is used for any purpose other than the operation of the Business of the Company and the Subsidiaries.  The buildings and structures included in the Real Property have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is reasonably necessary for the conduct of the business of the Company and each Subsidiary.

Section 4.6   Personal Property.  All tangible personal property and assets of the Company and the Subsidiaries (a) are free of material defects and in good operating condition and repair, ordinary wear and tear excepted and (b) and are usable in the regular and ordinary course of business.  As of the Closing, all tangible personal property and assets of the Company and the Subsidiaries (whether owned, leased or licensed) will be located at either the Owned Real Property or the Leased Real Property.  No Person other than the Company or a Subsidiary owns any tangible personal property or asset that is necessary to the operation of the business of the Company and the Subsidiaries, except for equipment, property or assets leased by the Company or a Subsidiary and the tangible Transferred Assets owned by the Excluded Subsidiaries prior to the date of this Agreement which have been transferred to the Company and the Subsidiaries.  Schedule 4.6 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company or a Subsidiary having a book value of more than $10,000, indicating the purchase value and purchase date of such property, and its accumulated depreciation at the date of the Reference Balance Sheet.

Section 4.7   Sufficiency of and Title to Assets.

(a)           The assets and properties of the Company and the Subsidiaries immediately following the Closing, including the Transferred Assets, will constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company and the Subsidiaries to conduct the Business in accordance with past practices and as conducted by the Company and the Subsidiaries immediately prior to the Distribution of Unwanted Assets, the Pre-Closing Affiliate Transfers and the Distribution of Excluded Subsidiaries, and immediately prior to the Closing.

(b)           Other than Permitted Liens, the Company and each of its Subsidiaries has good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, its properties and assets, free and clear of all Liens.  Prior to the date of the Agreement and other than Permitted Liens, the Excluded Subsidiaries had good title to the Transferred Assets, free and clear of all Liens, which Transferred Assets are set forth on Schedule 4.7(b) hereto.  As of the Closing, the Transferred Assets shall have been validly transferred and assigned to the Company and its Subsidiaries, which shall have good title to such Transferred Assets, free and clear of all Liens other than Permitted Liens.

Section 4.8   Inventory.  None of the Company or its Subsidiaries acquires, maintains or sells any inventory or has acquired, maintained or sold any inventory.

Section 4.9   Financial Statements.  Schedule 4.9 contains true, correct and complete copies of the Financial Statements.  The Financial Statements are in conformity with GAAP and have been prepared from, and are in accordance with, the books and records of the Company, the Subsidiaries and the Excluded Subsidiaries, which books and records have been maintained on a basis consistent with the past practices of the Company, the Subsidiaries and the Excluded Subsidiaries; provided, however, that the interim statements included in the Financial Statements, are subject to normal year-end adjustments and lack footnote and other presentation items.  Each balance sheet included in the Financial Statements (including the related notes and schedules) is true, correct and complete and fairly presents in all material respects the financial position of the Company, the Subsidiaries and the Excluded Subsidiaries as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) is true, correct and complete and fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company, the Subsidiaries and the Excluded Subsidiaries for the periods set forth therein. Since the date of the Reference Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company, any Subsidiary or any Excluded Subsidiary.  The Company, the Subsidiaries and the Excluded Subsidiaries maintain accurate books and records reflecting their assets, liabilities, revenues and expenses and maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.10   No Undisclosed Liabilities.  There are no material liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute or otherwise, and whether known or unknown, except for:

(a)           liabilities and obligations fully reflected or provided for in the Reference Balance Sheet;

(b)           liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Reference Balance Sheet; and

(c)           liabilities and obligations under Contracts that are not (i) attributable to any failure by the Company or any Subsidiary to comply with the terms thereof or any express or implied warranty, or (ii) entered into in violation of this Agreement.

Section 4.11   Absence of Certain Changes.  Except as contemplated by this Agreement or as set forth on Schedule 4.11, since the date of the Reference Balance Sheet, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of the Company or a Subsidiary with a loss in value in excess of $150,000 individually or in the aggregate, whether or not covered by insurance, (c) any sale, transfer or disposition of any properties or assets of the Company or a Subsidiary to a third party,  other than in the ordinary course of business consistent with past practice or (d) any action taken of the type described in Section 7.1, that, had such action occurred following the date hereof without the Purchaser’s prior approval, would be in violation of such Section 7.1.

Section 4.12   Legal Proceedings.  Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding, or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company, a Subsidiary, the Business of the foregoing or the assets or properties of the Company, any Subsidiary, an Excluded Subsidiary or the Transferred Assets before any Governmental Entity.  No suit, action, claim, proceeding, or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or the assets or properties of the Company, a Subsidiary, an Excluded Subsidiary or the Transferred Assets before any Governmental Entity (including any of those set forth on Schedule 4.12), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  None of the Company, the Subsidiaries or the Excluded Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.13   Compliance with Law.

(a)           The Company, each Subsidiary and each Excluded Subsidiary is, and has been at all times since January 1, 2004, in material compliance with all applicable Laws.  Neither the Company or any Subsidiary or Excluded Subsidiary (i) has been charged with, has received any written notice that it is under investigation with respect to, or, to the Knowledge of the Company, is otherwise now under investigation with respect to, a material violation of any applicable Law, (ii) is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity, or (iii) has failed to timely file any material report required to be filed with, or failed to obtain any material License required to be obtained from, any Governmental Entity on or prior to the date hereof.

(b)           Without limiting the generality of Section 4.13(a), none of the Company, its Subsidiaries, the Shareholders or any Affiliates of any of the foregoing, or to the Knowledge of the Company, any Persons who provide professional services under agreements with any of the foregoing for the benefit of the Business, has engaged in any activities which are prohibited by (i) the federal false claims statutes and regulations, (ii) the Medicare and Medicaid statutes and regulations, including, but not limited to, the Federal Medicare/Medicaid Anti-Kickback Statute (42 U.S.C. Section 1320a-7a or 1320a-7b), (iii) the “Stark I” and “Stark II” legislation governing related-entity referrals (PL 101-239 and PL 101-432) and regulations, (iv) the Health Insurance Portability and Accountability Act of 1996, (v) the Health Information Technology for Economic and Clinical Health Act, (vi) any comparable state statute or regulation, or (vii) any other applicable federal, state or local Law relating to the regulation of the medical industry (including, without limitation, related to the corporate practice of medicine and privacy).

Section 4.14   Contracts.

(a)           Each correspondingly lettered section of Schedule 4.14 sets forth a true, correct and complete list of the following Contracts currently in force to which the Company or a Subsidiary is a party, or under which the Company or a Subsidiary has continuing liabilities and/or obligations, or which otherwise affect any assets used in the Business, including the Transferred Assets (other than the Company Benefit Plans set forth on Schedule 4.17 and the insurance policies on Schedule 4.20):

(i)           bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other similar Contracts, relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible);

(ii)           Contracts that were not entered into in the ordinary course of business, consistent with past practice and which are not otherwise disclosed in Schedule 4.14;

(iii)           leases relating to the Leased Real Property, leases of any tangible personal property and all other similar Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible), involving an annual commitment or payment of more than $100,000;

(iv)           Contracts that (A) limit or restrict the Company, any Subsidiary or any officer, director, employee, or shareholder of the Company or a Subsidiary (in his, her or its capacity as such) from engaging in any business or other activity in any jurisdiction, (B) except as otherwise disclosed in Schedule 4.14, create or purport to create any exclusive or preferential relationship or arrangement, (C) otherwise restrict or limit the Company’s or a Subsidiary’s ability to operate or expand its business, or (D) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company or any Subsidiary;

(v)           Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment of an amount in excess of $100,000;

(vi)           Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

(vii)          Contracts granting any Person a Lien on all or any part of any properties or assets of the Company or any Subsidiary;

(viii)         Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(ix)           Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company or any Subsidiary;

(x)            Contracts with any agent, distributor or representative that is not an employee and is not terminable without penalty on thirty (30) days’ or less notice;

(xi)           Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, excluding Contracts required to be disclosed under subsection (xii) below;

(xii)           Contracts (A) with respect to Company Intellectual Property licensed or transferred to any third party (other than end user Licenses in the ordinary course of business) or (B) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company or any Subsidiary other than off-the-shelf Software;

(xiii)         Contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(xiv)         joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Company or any Subsidiary or the Business or requiring payments or other distributions based on such profits, revenues or cash flows;

(xv)          Contracts with Customers or Suppliers;

(xvi)         outstanding powers of attorney empowering any Person to act on behalf of the Company or any Subsidiary;

(xvii)        Contracts relating to any co-operative organization, franchise organization or similar organization;

(xviii)       Contracts with any Governmental Entity;

(xix)         Any Employment Agreement for the employment of any employee who will be an employee after the Closing that is not terminable without penalty on thirty (30) days’ or less notice, that provides for annual compensation in excess of $150,000 or that provides severance benefits;

(xx)          any Medical Provider Agreement with a Medical Provider to whom the Company or any Subsidiary paid more than $50,000 in 2008 or 2009 or $37,500 in the nine (9)-months ended September 30, 2010 which is either (A) not on the Company’s Standard Form of Medical Provider Agreement or (B) an oral agreement not on terms substantially similar to Standard Medical Provider Terms;

(xxi)         Contracts with any independent contractor or consultant other than Medical Provider Agreements providing for annual compensation in excess of $100,000 and which are not otherwise disclosed in Schedule 4.14; and

(xxii)         Contracts (other than those described in subsections (a)(i) through (a)(xxi) of this Section 4.14) to which the Company or any Subsidiary is a party or by which its properties or assets are bound (A) involving an annual commitment or annual payment of more than $250,000 or (B) that are material to the Company, any Subsidiary, or the Business, individually or in the aggregate.

True, correct and complete copies of all Company Contracts listed on Schedule 4.14 have been made available to the Purchaser.  The Company Contracts listed on Schedule 4.14 are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and the Subsidiaries and, to the Knowledge of the Company, each other party thereto.  There is no existing material default or breach of the Company or any Subsidiary under any Company Contract listed on Schedule 4.14 (or, to the Knowledge of the Company, any event or condition that, with notice or lapse of time or both could reasonably be expected to constitute a material default or breach) and, to the Knowledge of the Company, there is no such material default (or event or condition that, with notice or lapse of time or both, could reasonably be expected to constitute a material default or breach) with respect to any third party to any Company Contract listed on Schedule 4.14.  To the Knowledge of the Company, there is no term, obligation, understanding or agreement that would modify any term of a Company Contract or any right or obligation of a party thereunder which is not reflected on the face of such Company Contract.  None of the Company, any Subsidiary, or any Excluded Subsidiary is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new Contract outside the ordinary course of business.

(b)           Company and the Subsidiaries have made available to Purchaser copies of its Standard Form of Medical Provider Agreement.  For each Medical Provider Agreement, the agreement is legal, valid, binding and enforceable in accordance with its terms with respect to the Company and the Subsidiaries and, to the Knowledge of the Company, each other party thereto.  There is no existing material default or breach of the Company or any Subsidiary under any Medical Provider Agreement (or, to the Knowledge of the Company, any event or condition that, with notice or lapse of time or both could reasonably be expected to constitute a material default or breach) and, to the Knowledge of the Company, there is no such material default (or event or condition that, with notice or lapse of time or both, could reasonably be expected to constitute a material default or breach) with respect to any Medical Provider Agreement.

Section 4.15   Tax Returns; Taxes.

(a)           All Tax Returns required to have been filed by the Company and the Subsidiaries through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all material respects.

(b)           All Taxes, deposits and other payments for which the Company or a Subsidiary has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company and the Subsidiaries, as applicable.

(c)           The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company and the Subsidiaries, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company and the Subsidiaries in any jurisdiction through the Closing Date, including Taxes attributable to the Pre-Closing Affiliate Transfers or the Distribution of Excluded Subsidiaries.

(d)           There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company or any Subsidiary.

(e)           All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company or any Subsidiary have been paid in full, accrued on the books of the Company or the Subsidiary, as applicable, or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f)            No claims have been asserted and no proposals or deficiencies for any Taxes of the Company or any Subsidiary are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company or any Subsidiary is currently underway, pending or, to the Knowledge of the Company, threatened.

(g)           No written claim has ever been received by the Company or any Subsidiary from any Governmental Entity in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation in such jurisdiction.

(h)           The Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party.

(i)             There are no outstanding waivers or agreements between any Governmental Entity and the Company or any Subsidiary for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any Subsidiary or any other similar matter pending between the Company or a Subsidiary and any Governmental Entity.

(j)             Other than the Permitted Liens, there are no Liens for Taxes with respect to the Company, a Subsidiary or the assets or properties of the Company or a Subsidiary, nor is there any such Lien that is pending or, to the Knowledge of the Company, threatened.

(k)           Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement.

(l)             Neither the Company nor any Subsidiary has been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(m)           Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than for itself or for another member of the affiliated group the common parent of which was the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(n)           None of the Tax Returns described in Subsection (a) of this Section 4.15 contain any position which is or would be subject to penalties under Section 6662 (subject to the applicable statute of limitations) of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(o)           Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).

(p)           The Company and each Subsidiary are, and have at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(q)           Neither the Company nor any Subsidiary has at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company or any Subsidiary nor has the Company or any Subsidiary entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is, to the Knowledge of the Company, a significant risk of challenge of such transaction by a Governmental Entity.

(r)            Except for the Distribution of Unwanted Assets, the Pre-Closing Affiliate Transfers or the Distribution of Excluded Subsidiaries, neither the Company nor any Subsidiary has, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(s)            Except for any inclusion resulting from the adoption by the Company of the accrued method of accounting, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(t)           Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.16   Officers, Employees and Independent Contractors.

(a)           Schedule 4.16(a) contains a true, correct and complete list of (i) all of the officers of the Company and each Subsidiary, (ii) all of the employees (whether full-time, part-time or otherwise) of the Company and each Subsidiary as of the date hereof, and each Named Retained Employee, specifying their annual salary and other compensation, date of hire and work location and their status as active or inactive (iii) all of the Medical Providers to whom the Company or any Subsidiary paid more than $50,000 in 2008 or 2009 or $37,500 in the nine (9) months ended September 30, 2010, specifying the name of the Medical Provider and fees (including any commissions, royalties and bonuses) paid to such Medical Provider for each of the calendar years 2008, 2009 and the nine (9) months ended September 30, 2010, and (iv) all other independent contractors used by the Company or any Subsidiary, or in the Business under Contracts providing for annual compensation in excess of $100,000, specifying the name of the independent contractor, type of labor, work location (i.e., states where services were and/or are performed), and fees (including any commissions, royalties and bonuses) paid to such independent contractor for the calendar year 2009 and the nine (9) months ended September 30, 2010.  Each Medical Provider is an independent contractor and not an employee of the Company or any Subsidiary.

(b)           All Persons classified by the Company or any Subsidiary as independent contractors have been properly classified in accordance with all applicable Laws and no such Person is eligible to participate in any Company Benefit Plan.  Each Medical Provider listed on Schedule 4.16(a) has the requisite License(s) required to provide the services such Medical Provider provides the Company and its Subsidiaries.  Neither the Company nor any Subsidiary has received a written claim from any Governmental Entity to the effect that the Company or any Subsidiary has improperly classified any Person as an independent contractor, nor to the Knowledge of the Company has any such claim been threatened.  Except as set forth on Schedule 4.16(b), none of the Majority Shareholder, the Company, the Subsidiaries or the Excluded Subsidiaries has made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company or any Subsidiary, or any Named Retained Employee with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby.

(c)            No Medical Provider to whom the Company, any Subsidiary or any Excluded Subsidiary has paid more than $50,000 in 2008 or 2009 or $37,500 in the nine (9) months ended September 30, 2010 has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Medical Provider’s Contracts with the Company, any Subsidiary or any Excluded Subsidiary or to materially decrease such Medical Provider’s supply of services to the Company, any Subsidiary or any Excluded Subsidiary.

Section 4.17   Company Benefit Plans.

(a)           Schedule 4.17(a) contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.

(b)           With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Schedule 4.17(a), the Company has heretofore made available to the Purchaser, in each case where existing and in the Company’s possession, true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, and (with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401) the following: (i) the most recent determination or opinion letter received from the IRS, (ii) nondiscrimination and coverage tests for the most recent three (3) full plan years, (iii) the three (3) most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), and (iv) the three (3) most recent actuarial reports or valuations (if applicable).  As to any Company Benefit Plan that is a Welfare Plan as defined in ERISA, the Company has also made available the three most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable).  Additionally, the Company has made available or will make available such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as has been reasonably requested by the Purchaser.  Since approximately 2002, the Company and the Subsidiaries have not maintained an employee handbook.

(c)           The records of the Company and each Subsidiary accurately reflect, in all material respects, the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d)           With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company, a Subsidiary or the Purchaser to any material liability; and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company or the Purchaser to any material liability.  Neither the Company nor any Subsidiary has incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company, a Subsidiary or the Purchaser to any such taxes.  The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code.  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has the Company, a Subsidiary or any of its or their ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e)           Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Benefit Laws.  The Company and each Subsidiary have performed and complied in all material respects with all of their obligations under or with respect to the Company Benefit Plans.  Neither the Company nor any Subsidiary has incurred, and, to the Knowledge of the Company, no fact exists that reasonably could be expected to result in, any liability to the Company or any Subsidiary with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).  There are no current or, to the Knowledge of the Company, threatened Liens on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f)           To the Knowledge of the Company, no fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan or ERISA Affiliate Plan that is intended to be tax-exempt.  Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination letter on its qualification.

(g)           There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan or ERISA Affiliate Plan and, to the Knowledge of the Company, there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Financial Statements.  Adequate reserves will be reflected on the Final Working Capital Schedule for any vacation, sick pay, and other paid time off (i) accrued but unearned or (ii) earned but unused, in each case as of the Closing Date by the employees of the Company and the Subsidiaries.

(i)            Except as set forth on Schedule 4.17(i), with respect to each Company Benefit  Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company and the Subsidiaries are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization, pursuant to which the health maintenance organization bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.  Except as set forth on Schedule 4.17(i), no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an employee’s termination of employment, and neither the Company nor any Subsidiary has any liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Financial Statements, or (D) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary).

(j)            The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in:  (i) any payment of, or increase in, remuneration or benefits, to any employee, officer, director or consultant of the Company or any Subsidiary; or (ii) any cancellation of indebtedness owed to the Company or any Subsidiary by any employee, officer, director or consultant of the Company or any Subsidiary; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any employee, officer, director or consultant of the Company or any Subsidiary; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)           Neither the Company nor any Subsidiary has announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws.  Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Company, any Subsidiary or the Purchaser.

(l)            Schedule 4.17(l) identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”).  With respect to each NQDC Plan, it either (A) has complied with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

Section 4.18   ESOP Matters.

(a)           The ESOP constitutes an “employee stock ownership plan” within the meaning of 4975(e)(7) of the Code and Section 407(d)(6) of ERISA.  The ESOP Trust is a trust duly organized, validly existing and in good standing under ERISA. The IRS issued a determination letter for the ESOP dated June 14, 2001 stating that the ESOP was qualified under Code Section 401(a) and the ESOP was an employee stock ownership plan within the meaning of Code Section 4975(e)(7).  To the Knowledge of the Company, nothing has occurred since the date of such determination that adversely affects the status of the ESOP as a qualified plan or employee stock ownership plan.  The Shares held by the Trustees on behalf of the ESOP (“ESOP Shares”) constitute “employer securities” within the meaning of Code Section 409(l) and “qualifying employer securities” within the meaning of Section 4975(e)(8) of the Code and 407(d)(5) of ERISA.  The ESOP Trust is the record owner of all of the assets of the ESOP Trust and the ESOP Trust has good and valid title to all such assets, free and clear of all Liens.

(b)           The Trustees are fiduciaries of the ESOP as described in Section 3(21)(A) of ERISA, are vested with the authority to act on behalf of the ESOP to the extent specified in ERISA and the ESOP Trust.  The Trustees have the full power and authority to act on behalf of the ESOP regarding the transactions contemplated by Section 7.19(b) of this Agreement, and the consummation of the transactions contemplated by Section 7.19(b) of this Agreement will not (i) violate any of the terms and conditions of, (ii) result in a material modification of, or (iii) constitute (or with notice or lapse of time or both would constitute) a default under, the ESOP plan document, trust agreement or any material instrument, contract or other agreement to which the ESOP is a party or by or to which it or its assets or properties are bound or subject.  No other proceedings on the part of the ESOP, the Trust, or the Trustees are necessary to authorize the transactions contemplated by Section 7.19(b) of this Agreement.  No government authorization or other consent (including the consent of ESOP participants) is required in connection with the ESOP, the ESOP Trust or the Trustees executing or carrying out the transactions contemplated by this Agreement.

Section 4.19      Labor Relations.

(a)           No employee of the Company, any Subsidiary or any Excluded Subsidiary, since becoming an employee thereof, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board or certified or voluntarily recognized by any other Governmental Entity.  None of the Company, the Subsidiaries or the Excluded Subsidiaries is or has ever been a signatory to a collective bargaining agreement with any trade union, labor organization or group.  No representation election petition or application for certification has been filed by employees of the Company, any Subsidiary or any Excluded Subsidiary or is pending with the United States National Labor Relations Board or any other Governmental Entity and, to the Knowledge of the Company, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company, any Subsidiary or any Excluded Subsidiary has occurred, is in progress or is threatened.

(b)           None of the Company, its Subsidiaries, or any Excluded Subsidiary is or has been engaged in any material unfair labor practice and the Company is not aware of any pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind, including any such proceeding against the Company, a Subsidiary, an Excluded Subsidiary or any trade union, labor union, employee organization or labor organization representing the employees of the Company, the Subsidiaries and the Excluded Subsidiaries.  No grievance, arbitration, demand or proceeding, whether or not filed pursuant to a collective bargaining agreement has been filed or is pending or, to the Knowledge of the Company, has been threatened against the Company, any Subsidiary or any Excluded Subsidiary since January 1, 2008.  The Company, each Subsidiary and each Excluded Subsidiary is in material compliance with all applicable Labor Laws.  None of the Company, any Subsidiary or any Excluded Subsidiary is liable for any liability, judgment, decree, order, arrearage of wages or Taxes, fine or penalty for failure to comply with any applicable Labor Law.  No workers’ compensation or retaliation claim, complaint, charge or investigation is pending against the Company or a Subsidiary.  None of the Company, any Subsidiary or any Excluded Subsidiary has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.  No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company, a Subsidiary or an Excluded Subsidiary and any of its employees is pending or, to the Knowledge of the Company, threatened against the Company, a Subsidiary or an Excluded Subsidiary under any applicable Law.

(c)           The Company, each Subsidiary and each Excluded Subsidiary have maintained and currently maintain insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.  The Company has provided to the Purchaser a copy of the policy of the Company and the Subsidiaries for providing leaves of absence under FMLA and its FMLA notices.  The Company, each Subsidiary and each Excluded Subsidiary have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any Subsidiary has been subject to any special or penalty assessment under such legislation that has not been paid.

Section 4.20      Insurance Policies.  Schedule 4.20 contains a true and correct list of all insurance policies carried by or for the benefit of the Company and the Subsidiaries, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid.  The Company and the Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and the Subsidiaries against all risks normally insured against, and in amounts normally carried, by the Company and the Subsidiaries consistent with past practice.  All insurance policies and bonds with respect to the business and assets of the Company and the Subsidiaries are in full force and effect and shall be maintained by the Company and the Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company and the Subsidiaries occurring through the Closing Date and neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 4.21      Environmental, Health and Safety Matters.

(a)           The Company and the Subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws.  There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or relating to or involving the Business or any Real Property.  To the Knowledge of the Company, the property leased or used by the Company and its Subsidiaries does not contain any Hazardous Materials.  None of the Company or its Subsidiaries has received any written notice of or entered into or received any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws.

(b)           To the Knowledge of the Company, no portion of the Real Property has been used as a landfill or waste disposal site.  To the Knowledge of the Company, none of the buildings and improvements owned or utilized by the Company or a Subsidiary is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.

(c)           Neither the Company nor any Subsidiary has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and to the Company’s Knowledge, there is no fact or circumstance (including the management, handling or release of Hazardous Materials) that could form the basis for the assertion of any claim against the Company or any Subsidiary under any applicable Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(d)           The Company has provided to the Purchaser true, correct and complete copies of any and all environmental assessments, and any and all audits conducted regarding any environmental or health and safety matter related to the Real Property, in each case where existing and in the Company’s possession.

Section 4.22      Intellectual Property.

(a)           Schedule 4.22(a) contains a true, correct and complete list of (i) all Company Registered Intellectual Property, and (ii) all Company Intellectual Property that is not Company Registered Intellectual Property that is material to the operation and conduct of the Business.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purpose of maintaining such Company Registered Intellectual Property.

(b)           The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, free and clear of any Liens other than Permitted Liens, all Intellectual Property used in connection with the operation and conduct of its business.

(c)           Schedule 4.22(c) sets forth a true, correct and complete list of the Company Proprietary Software. The Company and the Subsidiaries have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Liens other than Permitted Liens. The Company and the Subsidiaries have sole and exclusive possession of the source code to, and all ownership rights in and to, the Company Proprietary Software.   No portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party.

(d)           Schedule 4.22(d) sets forth a true, correct and complete list of Company Licensed Software other than off the shelf software.  Except as set forth on Schedule 4.22(d), the Company and each of its Subsidiaries each has complied in all material respects with the terms of any applicable end user license agreement or other Contract applicable to such Company Licensed Software and has purchased and maintained at all times the requisite number of licenses, users or seats necessary to the operation of the Business.  All license, maintenance and/or support fees due in connection with the Company Licensed Software have been fully paid.  None of the Company or any Subsidiaries, or any Affiliate thereof, has illegally downloaded or copied, or used illegally downloaded or copied versions of, any Company Licensed Software.

(e)           As of the date of the Agreement, MEDS, Inc., a Michigan corporation (“MEDS”), has all right, title and interest in and to all intellectual property rights in the DMS Software, free and clear of all Liens other than Permitted Liens.  At all times prior to the date of the DMS Software IP Assignment Agreement, each of the Company, the Subsidiaries and the Excluded Subsidiaries (other than MEDS) have had and do have a valid, fully-paid license from MEDS to use the DMS Software in their respective businesses.  The DMS Software was developed only by employees of the Excluded Subsidiaries working within the scope of their employment at the time of such development.

(f)           All Company Intellectual Property which the Company or a Subsidiary purports to own was developed by (i) an employee of the Company or a Subsidiary working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company or such Subsidiary, as applicable.  To the extent that any Company Intellectual Property (including the Company Proprietary Software) has been developed or created by a third party, the Company or such Subsidiary has obtained ownership of and is the exclusive owner of all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(g)           Except as set forth on Schedule 4.22(d), neither the Company nor any of its Subsidiaries nor any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party.  To the Knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, the DMS Software or any Company Intellectual Property.

(h)           Other than as contemplated by the DMS Software IP Assignment Agreement, none of the Company, the Subsidiaries or the Excluded Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company or any Subsidiary of any of the Company Intellectual Property or the DMS Software or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property, the DMS Software or any product or service of the Company or any Subsidiary related to the foregoing.

(i)           None of the trade secrets of the Company or any of its Subsidiaries, or of the Business or the Transferred Assets (including the source code of the Company Proprietary Software and DMS Software) has been published or disclosed by the Company or any of its Subsidiaries or Excluded Subsidiaries, except pursuant to a written non-disclosure agreement that is in the standard form used by the Company or its Subsidiaries or similar agreement requiring the recipient to keep such trade secrets confidential, or, to the Knowledge of the Company, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential.  The current standard form of non-disclosure agreement used by the Company and each Subsidiary has been provided to the Purchaser prior to the date of this Agreement.

(j)           The Company and each of its Subsidiaries has taken reasonable steps to protect its rights in the Confidential Information and any trade secret or confidential information of third parties used by the Company or any Subsidiary, and, except under confidentiality obligations, there has not been, to the Knowledge of the Company, any disclosure by the Company or any Subsidiary of any confidential information of third parties.

Section 4.23      Affiliate Matters.  Except as contemplated by this Agreement or as set forth on Schedule 4.23, no (a) Shareholder or officer or director of the Company or any Subsidiary, (b) Person with whom any such Shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, (c) entity in which any such Shareholder, officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such Shareholder, officers, directors and Persons in the aggregate), (d) Affiliate of any of the foregoing, or (e) current or former Affiliate of the Company has any interest in or is a party to: (i) any Contract with, or relating to, the Company or its business; (ii) any loan for or relating to the Company, a Subsidiary or its business; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used by the Company.  Schedule 4.23 also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to the Company or any Subsidiary (other than from the Company and/or any Subsidiaries).

Section 4.24      Customer and Supplier Relations.  Schedule 4.24 contains a true, correct and complete list of the names and addresses of the Customers and Suppliers.  No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or a Subsidiary or to materially decrease such Customer’s usage of the services or products of the Company a Subsidiary or such Supplier’s supply of services or products to the Company or a Subsidiary.

Section 4.25      Accounts Receivable.  To the Knowledge of the Company, the debtors to which the accounts receivable of the Company and the Subsidiaries relate are not in or subject to a bankruptcy or insolvency proceeding and none of such receivables have been made subject to an assignment for the benefit of creditors.  All accounts receivable of the Company and the Subsidiaries (i) are valid and existing, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business, and (iii) subject to any reserves reflected in the Financial Statements, are not subject to any refund or adjustment.  To the Knowledge of the Company, there are no disputes regarding the collectability of any such accounts receivable.

Section 4.26      Licenses.  Schedule 4.26 is a true, correct and complete list of all material Licenses held by the Company and each Subsidiary, and by each Excluded Subsidiary to the extent used in connection with the Business.  Each of the Company and its Subsidiaries owns or possesses all Licenses that are material or required to enable it to carry on the Business as presently conducted.  All Licenses are valid, binding and in full force and effect.  Except as set forth in Schedule 4.26, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License.  The Company, each Subsidiary and each Excluded Subsidiary has taken all action reasonably necessary to maintain each License.  No loss or expiration of any material License is pending or, to the Knowledge of the Company, threatened (other than expiration upon the end of any term).  Schedule 4.26 identifies with an asterisk each License set forth therein which, to the Knowledge of the Company, by its terms requires a consent, notice, filing or other action to be made or taken as a result of the Closing, upon a change of control or as a result of the transactions otherwise contemplated by this Agreement.

Section 4.27      Industry Certifications.  Schedule 4.27 sets forth a true, correct and complete list of all industry accreditations, licenses and certifications (“Industry Certifications”) held or obtained by the Company and each Subsidiary, and by each Excluded Subsidiary to the extent used in connection with the Business, including, without limitation, any certifications granted by URAC.  Each such Industry Certification is valid and in full force and effect.  Except as set forth in Schedule 4.27, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any Industry Certification.  Each of the Company, its Subsidiaries and the Excluded Subsidiaries is in compliance, in all material respects, with any rules and guidelines of any certifying body or which are otherwise applicable to each such Industry Certification, and has taken all action reasonably necessary to maintain each such Industry Certification.  No loss or expiration of any Industry Certification is pending, or, to the Knowledge of the Company, threatened (other than expiration upon the end of any term).  Schedule 4.27 identifies with an asterisk each Industry Certification set forth therein which, to the Knowledge of the Company, by its terms requires a consent, notice, filing or other action to be made or taken as a result of the Closing, upon a change of control or as a result of the transactions otherwise contemplated by this Agreement.

Section 4.28      Ethical Practices with Governmental Entities.  Neither the Company nor any Subsidiary nor any Shareholder, nor, to the Knowledge of the Company, any of its or their representatives has offered or given, and the Company does not have any Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Subsidiary in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.29      Product and Service Warranties.  Neither the Company nor any Subsidiary makes any warranty or guaranty under the terms of any Contract as to services provided by the Company or a Subsidiary other than customary performance standards contained in the Contracts listed on Schedule 4.14.  All services provided by the Company or any Subsidiary have been in conformity, in all material respects, with all applicable contractual commitments.

Section 4.30      Brokers, Finders and Investment Bankers.  Except for the fees of Raymond James & Associates, the fees of which shall be paid by the Shareholders in accordance with Section 12.13 (Transaction Costs), neither the Company, nor any officer, member, director or employee of the Company, nor any Affiliate of the Company, nor the Shareholders have employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.31      Franchise.  None of the Company or any of its Subsidiaries is a party, and none of them is bound by any franchise-related Contract or arrangement.  None of the Company or its Subsidiaries operates the Business as a franchise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDER

Except as set forth on the Disclosure Schedules (such that a disclosure set forth in any section of the Disclosure Schedules numbered to correspond with any section of this Agreement shall be deemed to apply to that section and any other section (a) where a specific cross-reference is made or (b) where it is reasonably apparent that the disclosure could relate to the representations or warranties or matters covered by such other section), the Majority Shareholder represents and warrants to the Purchaser as follows of the date hereof and as of the Closing Date:

Section 5.1        Authorization and Validity of Agreement.  Each Shareholder has the legal right, power and capacity to execute and deliver this Agreement and the Shareholder Ancillary Documents to which he is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Shareholder Ancillary Documents to which each Shareholder is a party shall be as of the Closing Date, duly and validly executed and delivered by each such Shareholder and do or shall, as the case may be, constitute the valid and binding agreements of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.

Section 5.2        Absence of Restrictions and Conflicts.  The execution, delivery and performance by each Shareholder of this Agreement and the Shareholder Ancillary Documents to which he is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Shareholder is a party, (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Shareholder is a party or by which the Shareholder is bound, or (c) contravene or conflict with any Law or arbitration award applicable to such Shareholder.

Section 5.3        Ownership of Equity.

(a)           As of the date of the Agreement, each Shareholder has good and valid title to and record and beneficial ownership of the number of shares of Company Common Stock set forth opposite his name on Schedule 5.3(a)(i) and such shares are free and clear of all Liens except as set forth in the Restricted Stock Agreements.  As of the time that is immediately prior to the Closing, each Shareholder will have good and valid title to and record and beneficial ownership of the number of shares of Company Common Stock set forth opposite his name on Schedule 5.3(a)(ii), being, in the aggregate, 100% of the issued and outstanding shares of Company Common Stock, and such Shares are and shall be free and clear of all Liens.

(b)           Other than the shares of capital stock described in Section 5.3(a) above, no Shareholder owns any shares of capital stock or other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such capital stock or equity security issued.

Section 5.4        Legal Proceedings.  There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Majority Shareholder, threatened against, relating to or involving the Shareholders that could adversely affect a Shareholder’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5        Amounts Owed to the Majority Shareholder.  Except as disclosed on Schedule 5.5, the Company does not owe and is not otherwise obligated to pay the Majority Shareholder any amount, except for salary and employee benefits incurred and accrued prior to the Closing in the ordinary course of business of the Company, consistent with past practice.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

The Purchaser and Parent hereby, jointly and severally, represent and warrant to the Company and the Shareholders as follows as of the date hereof and the Closing Date:

Section 6.1        Organization.  Each of the Purchaser and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2        Authorization.  Each of the Purchaser and the Parent has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by each of the Purchaser and the Parent, the performance by each of the Purchaser and the Parent of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and the Parent.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and the Parent and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser and Parent, enforceable against the Purchaser and Parent in accordance with their respective terms.

Section 6.3        Absence of Restrictions and Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the certificate of incorporation or bylaws of the Purchaser or Parent, (b) except for the consent of the Purchaser’s lenders under the Purchaser’s credit facility, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Purchaser or Parent is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser or Parent is a party or by which the Purchaser or Parent or any of their properties are bound, or (d) contravene or conflict with any Law or arbitration award applicable to the Purchaser or Parent.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser or Parent in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as may be required by the HSR Act.

Section 6.4        Issuance of Shares.  All of the Parent Stock to be issued as part of the Purchase Price in connection with this Agreement will be duly authorized and validly issued, fully paid and non-assessable.

Section 6.5        SEC Documents.  Parent has filed all reports, schedules, forms, statements and other documents required by the Parent to be filed with the SEC since October 27, 2010 (the “SEC Documents”).  As of its date, each SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules, policy statements and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (other than in the case of registration statements of Parent filed under the Securities Act, in light of the circumstances under which they were made) not misleading, except to the extent that such SEC Documents have been modified or superseded by a later filed SEC Document.  The consolidated financial statements of Parent included in Parent’s Registration Statement on Form S-1 (File No. 333-168831), as amended, for the fiscal years ended December 31, 2008 and December 31, 2009 and the nine-months ended September 30, 2010, complied at the time they were filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Except for liabilities incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business since the date of the most recent balance sheet included in the SEC Documents, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent or the notes thereto which, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, businesses, properties, assets or liabilities of Parent.  None of the Subsidiaries of Parent is subject to the informational reporting requirements of Section 13 of the Exchange Act.

Section 6.6        Brokers, Finders and Investment Bankers.  Except for the engagement of William Blair & Company, L.L.C., neither Purchaser or Parent, nor any officer, member, director or employee of Purchaser or Parent, nor any Affiliate of Purchaser or Parent, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 6.7        Disclaimer of Other Representations and Warranties.  Purchaser and Parent acknowledge and agree that the Company and the Shareholders do not make, and have not made, any express or implied representations or warranties relating to the Shares, the Company, the Subsidiaries, the Business (including, without limitation, the properties, assets, liabilities thereof) or otherwise in connection with the transactions contemplated hereby other than those made by the Company and the Shareholders set forth in this Agreement (as modified by the Disclosure Schedules) and the Shareholder Ancillary Documents.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1        Conduct of Business by the Company.  For the period commencing on the date hereof and ending on the Closing Date, the Company shall (and shall cause each Subsidiary to), except in connection with the Distribution of Unwanted Assets, the Pre-Closing Affiliate Transfers, the Distribution of Excluded Subsidiaries or the ESOP Sale or as otherwise expressly contemplated or required hereby or as otherwise consented to in advance in writing by the Purchaser, conduct the Business in the ordinary course, consistent with past practice, and shall, except in connection with the Distribution of Unwanted Assets, the Pre-Closing Affiliate Transfers, the Distribution of Excluded Subsidiaries or the ESOP Sale or as otherwise expressly contemplated or required hereby or as otherwise consented to in advance in writing by the Purchaser:

(a)           use its commercially reasonable efforts to preserve intact the goodwill and business organization of the Company and each of its Subsidiaries, keep the officers, managers and employees of the Company and each of its Subsidiaries available to the Purchaser and preserve the relationships and goodwill of the Company and each of its Subsidiaries with customers, distributors, suppliers, employees, contractors (including, without limitation, physicians, medical assistants and technicians) and other Persons having business relations with the Company or any Subsidiary;

(b)           maintain the existence and good standing of the Company and each Subsidiary in its jurisdiction of organization and in each jurisdiction listed on Schedule 4.1(a) and Schedule 4.1(b);

(c)           comply in all material respects with all applicable Laws;

(d)           maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Real Property, and all equipment, fixtures and other tangible personal property located on the Real Property;

(e)           not authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(f)           not amend or modify its articles of incorporation, bylaws or other governing documents;

(g)           not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any shareholder, officer, director or member or any Person with whom any such shareholder, officer or director or member has any direct or indirect relation, other than the payment of salaries and other compensation and benefits in the ordinary course of business and consistent with past practice;

(h)           not create any subsidiary, acquire any capital stock or other equity securities of any Person or acquire any equity or ownership interest in any business or entity;

(i)           not dispose of or permit to lapse any ownership and/or right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company or a Subsidiary (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any Confidential Information;

(j)           protect, defend and maintain the ownership, validity and registration of the Company Intellectual Property, and not allow any of the Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public;

(k)           not (i) create, incur or assume any indebtedness, (ii) grant, create, incur or suffer to exist any Lien, other than Permitted Liens, on the assets or properties of the Company or any Subsidiary that did not exist on the date hereof, (iii) write-down the value of any asset or investment on its books or records of the Company or any Subsidiary, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (iv) cancel any debt or waive any claim or right, (v) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $150,000 in the case of any single expenditure or $300,000 in the case of all capital expenditures, (vi) enter into any Contract which cannot be cancelled by the Company or a Subsidiary on notice of not longer than thirty (30) days and without liability or penalty of any kind, (vii) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on the Company or any Subsidiary outside of the ordinary course of the Business consistent with past practice, or (viii) settle or compromise any legal proceedings related to or in connection with the Business;

(l)           not (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any employees, officers, directors or consultants of the Company or any Subsidiary, or any other Named Retained Employee; (ii) pay or agree to pay any additional pension, retirement, allowance or other employee benefit under any Company Benefit Plan to any employees or consultants, or any other Named Retained Employee, whether past or present, except, in each case, in the ordinary course of business to the extent consistent with past practice;

(m)           except as required by Applicable Benefit Laws, not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(n)           not enter into a collective bargaining agreement;

(o)           not enter into any Employment Agreement;

(p)           not enter into any Medical Provider Agreement except in the ordinary course of business consistent with past practices;

(q)           perform in all material respects all of its obligations under all Company Contracts and Licenses, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under any Company Contract or License (except those being contested in good faith);

(r)           not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(s)           maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof by or on behalf of the Company or a Subsidiary;

(t)           continue to maintain its books and records in accordance with GAAP and on a basis consistent with past practice and not make any change in any of its accounting (or tax accounting) policies, practices or procedures;

(u)           continue its current cash management practices in the ordinary course of business consistent with past practice;

(v)           not dispose of, expunge modify, destroy, transfer or otherwise damage the Confidential Information, Company Intellectual Property and other data or information relating to or concerning customers and suppliers of the Business except in the ordinary course of business consistent with past practice;

(w)           not authorize, or commit or agree to take, any of the foregoing actions; and

(x)           cause each Subsidiary or, to the extent related to the Business, any Affiliate, to take or not take, as applicable, each of actions described in subsections (a) through (w) above.

Section 7.2        Inspection and Access to Information.

(a)           During the period commencing on the date hereof and ending on the Closing Date, the Company shall (and shall cause its officers, Subsidiaries, directors, employees, auditors and agents to) provide the Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives reasonable access, during reasonable hours and under reasonable circumstances, to any and all of its properties, contracts, commitments, books, records and other information of the Company and each Subsidiary (including Tax Returns filed and those in preparation) of the Company, its Subsidiaries and their Affiliates and shall cause its officers to furnish to the Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company, any Subsidiary and the Business and otherwise reasonably cooperate with the conduct of due diligence by the Purchaser and its representatives.  Notwithstanding the foregoing, during the period commencing on the date hereof and ending on the Closing Date, except as provided under Section 7.11, neither the Purchaser nor any of its representatives shall contact any of the employees, customers or suppliers of the Company or any of the Subsidiaries or any of their Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail, electronic mail or other means of communication, without the authorization of the Majority Shareholder.

(b)           For a period of seven (7) years from the Closing Date, the Purchaser agrees to, and shall cause the Acquired Companies to (i) use best efforts to hold (and not to destroy or dispose) the books and records of the Company and each Subsidiary relating to the period prior to the Closing in accordance with and to the extent required by applicable Laws, Contract requirements and document retention practices generally followed by the Purchaser and its Affiliates for similar types of books and records and (ii) upon prior notice by the Majority Shareholder to the Purchaser which sets forth a legitimate purpose, afford the Majority Shareholder, the Majority Shareholder’s Affiliates and their respective agents and representatives, during reasonable hours and under reasonable circumstances, reasonable access to such books and records and other data and to the employees of the Acquired Companies and the Purchaser to the extent that such access may be requested for any such legitimate purpose.  The Majority Shareholder will bear all out-of-pocket costs and expenses incurred by the Purchaser or the Acquired Companies, and their affiliates, employees, directors and officers in connection with any such request or access.  Notwithstanding the foregoing, such access rights shall not apply in connection with any litigation or arbitration between the Parties related to or initiated in connection with this Agreement or the transactions contemplated hereby, and in such case, nothing shall be construed to require the Purchaser to afford any rights of access to any Person except to the extent required by Law.

Section 7.3        Notices of Certain Events.

(a)            For the period commencing on the date hereof and ending immediately prior to the Closing, the Company shall promptly notify the Purchaser of:

(i)           the occurrence of any Material Adverse Effect or any fact, condition, change or event that otherwise results in any representation or warranty of the Company or the Majority Shareholder hereunder being inaccurate in any material respect (or where such representation or warranty is already qualified by materiality, in any respect) as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(ii)           any fact, condition, change or event that causes or constitutes a breach in any material respect of any of the representations or warranties of the Company or the Majority Shareholder hereunder made as of the date hereof (or where such representation or warranty is already qualified by materiality, in any respect);

(iii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(iv)           any notice or other communication from or to any Governmental Entity in connection with the transactions contemplated hereby;

(v)           any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or a Subsidiary that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 (Legal Proceedings) or that relates to the consummation of the transactions contemplated hereby; and

(vi)           (i) the damage or destruction by fire or other casualty of any material asset or part thereof or (ii) any material asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Company, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

The Company and the Shareholders hereby acknowledge that the Purchaser does not and shall not waive any right it may have hereunder solely as a result of such notifications by the Company and any notification given by the Company or any Shareholder pursuant to this Section 7.3 (including any supplement to the Schedules to this Agreement) shall not have any effect for purposes of determining satisfaction of the conditions set forth in Section 8.2 of this Agreement; provided, that for purposes of determining whether there is a breach of any representation or warranty of the Company or the Majority Shareholder under Article IV or Article V hereof and for purposes of determining the obligations of the Company and the Majority Shareholder under Article XI hereof, such notification shall be deemed to qualify such representation, warranty and/or obligation.

(b)           For the period commencing on the date hereof and ending immediately prior to the Closing, the Purchaser shall promptly notify the Company and the Shareholders of:

(i)           the occurrence of any material adverse effect or any fact, condition, change or event that otherwise results in any representation or warranty of the Purchaser or Parent hereunder being inaccurate in any material respect (or where such representation or warranty is already qualified by materiality, in any respect) as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(ii)           any fact, condition, change or event that causes or constitutes a breach in any material respect of any of the representations or warranties of the Purchaser or Parent hereunder made as of the date hereof (or where such representation or warranty is already qualified by materiality, in any respect);

(iii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and

(iv)           any notice or other communication from or to any Governmental Entity in connection with the transactions contemplated hereby.

The Purchaser hereby acknowledges that the Company and the Shareholders do not and shall not waive any right they may have hereunder solely as a result of such notifications by the Purchaser and any notification given by the Purchaser pursuant to this Section 7.3 shall not have any effect for purposes of determining satisfaction of the conditions set forth in Section 8.3 of this Agreement; provided, that for purposes of determining whether there is a breach of any representation or warranty of the Purchaser or the Parent under Article VI hereof and for purposes of determining the obligations of the Purchaser and the Parent under Article XI hereof, such notification shall be deemed to qualify such representation, warranty and/or obligation.

Section 7.4        Interim Financials.  As promptly as practicable following each calendar month prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports of the Company and its Subsidiaries in the form that it customarily prepares for its internal purposes and, if available, statements of the financial position of the Company and the Subsidiaries as of the last day of such calendar month and statements of income and changes in financial position of such entities for the calendar month then ended.  The Company covenants that such interim statements (a) shall present fairly in all material respects the financial condition of the Company and the Subsidiaries as of their respective dates and the related results of their respective operations for the respective calendar month then ended, and (b) shall be prepared on a basis consistent with prior interim periods.

Section 7.5        No Solicitation of Transactions.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article X, neither the Company nor any Shareholder shall, directly or indirectly, through any Subsidiary, Affiliate, officer, director, representative or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar Contract with any Person other than the Purchaser with respect to a sale of all or any substantial portion of the assets or properties of the Company or any Subsidiary, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company or equity of any Subsidiary, or the liquidation or similar transaction with respect to the Company or any Subsidiary (an “Acquisition Transaction”).  The Company and the Shareholders shall, and shall cause each of their Subsidiaries, Affiliates, officers, directors, representatives and agents to, immediately discontinue any ongoing discussions or negotiations with any Person (other than the Purchaser) relating to a possible Acquisition Transaction.  The Company shall notify the Purchaser orally (within two (2) Business Days) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Company, any Shareholder, any Subsidiary, or any of or any of their respective Affiliates, officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters.  In the event such inquiry or proposal is in writing, the Company shall deliver to the Purchaser a copy of such inquiry or proposal together with such written notice.

Section 7.6        Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall reasonably cooperate with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including using such Party’s commercially reasonable efforts to do the following:

(a)           Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that no Party shall have any obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the business or assets of the Company or a Subsidiary or the transactions contemplated by this Agreement or the Ancillary Documents).  Each Party shall furnish to each other Party all information required for any application or other filing to be made by the Company, a Subsidiary or any Affiliate of the foregoing pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b)           Each Party shall promptly notify the other Parties of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby;

(c)           In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d)           Prior to the Closing, the Company shall give all notices to third parties required to be given to obtain the Required Consents and shall obtain the Required Consents (on a commercially reasonable efforts basis as set forth in the first paragraph of this Section 7.6).

Section 7.7        Public Announcements.  Prior to the Closing, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.  Notwithstanding the foregoing and subject to its legal obligations (including requirements under the applicable Federal securities Laws and the rules and regulations of the New York Stock Exchange), prior to the Closing, no Party shall, without the prior written consent of each of the other Parties, disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such Party’s advisors who such Party reasonably determines needs to know such information for the purpose of advising such Party, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 7.8        Employee Matters.

(a)           Company Benefit Plans.  Prior to the Closing Date, the Company shall make, or cause to be made, all contributions and pay all premiums under each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of ERISA § 3(2), with respect to periods ending on or prior to the Closing Date.  Effective as of the Closing, the Company shall maintain all of the Company Benefit Plans, and, at the Excluded Subsidiaries’ sole cost and expense (which the Majority Shareholder shall cause the Excluded Subsidiaries to pay), shall allow all employees currently in each such Company Benefit Plan that effective as of the Closing will be employed by the Excluded Subsidiaries, to maintain coverage in such Company Benefit Plan through and including the last day of the calendar month during which the Closing occurs, but only to the extent permitted under the terms of such Company Benefit Plans and their underlying insurance policies and excluding the Company’s 401(k) plan.  Effective as of the first day of the calendar month immediately following the calendar month during which the Closing occurs, all employees of the Excluded Subsidiaries will be transferred to one or more Employee Benefit Plans sponsored or maintained by one or more of the Excluded Subsidiaries or an Affiliate thereof.  The Company shall terminate its 401(k) plan no later than the day prior to the Closing Date and shall bear any expense of terminating such 401(k) plan; provided that such termination shall be cancelled if the Closing does not occur.  The Purchaser shall bear any and all costs and expense in connection with the operating costs and the termination of any other Company Benefit Plans incurred after the Closing, including, in the event of any termination of tail reinsurance coverage, the amount of any claims that exceed the Company’s and the Subsidiaries’ “spec” limit of $75,000 and the plans aggregate claim costs.  From and after the Closing Date, except as otherwise provided above with respect to employees that effective as of the Closing Date will be employed by the Excluded Subsidiaries, the Purchaser shall assume, and shall cause the Company and the Subsidiaries to pay as and when due: (i) all amounts with respect to any and all claims incurred prior to the Closing Date under the Company Benefit Plans with respect to any current or former employee of the Company or any Subsidiary or their covered dependents, including any and all tail liabilities for current claims in process as of the Closing Date, but only to the extent such amounts are reflected in the Final Working Capital Schedule; (ii) all amounts with respect to any and all claims incurred on or after the Closing Date under the Company Benefit Plans with respect to any employee of the Company or any Subsidiary as of the Closing Date or their covered dependents; and (iii) COBRA continuation coverage for any current or former employee of the Company or any Subsidiary as of the Closing Date or their covered dependents.  For purposes of this paragraph, a claim shall be deemed to be incurred as of the date the participant receives the services or goods that gave rise to such claim, regardless of when the claim was reported for purposes of receiving the benefit to which the claim relates.  To the extent the amounts under clause (i) in this Section 7.8(a) are not reflected in the Final Working Capital Schedule, the Majority Shareholder shall indemnify and hold harmless the Purchaser, the Company and the Subsidiaries from any and all Losses relating to such amounts in accordance with the terms, conditions, procedures and limitations of Article XI of this Agreement.

(b)           Communications.  Except as provided in Section 7.8(a) above and except in the ordinary course of business, neither the Shareholders nor the Company nor any officer, director, employee, agent or representative of the Company shall make any communication to employees of the Company regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan maintained by the Purchaser or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the prior written consent of the Purchaser.

(c)           Employees.  At the Closing, the Purchaser shall cause the Company and its Subsidiaries to offer continued employment on an at will basis to substantially all of their respective employees, excepting only those employees to be terminated by the Company in connection with the transactions contemplated hereby and whose names are set forth on a schedule to be delivered by the Purchaser to the Company not less than two (2) Business Days prior to the Closing Date (the “Separated Persons”), which schedule shall also specify the Separation Costs for each Separated Person and the termination date for each Separated Person (the “Separated Persons Schedule”).  With respect to the Separated Persons Schedule, (i) Separation Costs shall be determined on a basis consistent with the severance policies of the Company and the Subsidiaries and any severance obligations contained in any Employment Agreement with a Separated Person and (ii) no termination date shall in any event be more than forty-five (45) days following the Closing Date.  On the Closing Date, the Company shall transfer irrevocably and pay into the Escrow Fund, as an additional deposit, the dollar amount representing 100% of the aggregate Separation Costs listed on the Separated Persons Schedule, up to a maximum amount of Eight Hundred and Sixty Thousand Dollars ($860,000) (the “Separation Costs Deposit”), which shall be used solely to pay the Separation Costs set forth on the Separated Persons Schedule after the Closing Date with respect to each Separated Person who is actually terminated on or before the 45th day following the Closing Date.  The Company and the Subsidiaries shall (and from and after the Closing, the Purchaser shall cause the Company and the Subsidiaries to) administratively effect the termination of the Separated Persons and the timely payment to the Separated Persons from the Separation Costs Deposit of all Separation Costs, in each case as set forth on the Separated Persons Schedule and in accordance with its human resource policies and applicable Laws.  All requests to the Escrow Agent for disbursement of any portion of the Separation Costs Deposit shall be made at the time each Separated Person is terminated, by written notice from the Purchaser to the Escrow Agent in accordance with the terms of the Separated Persons Schedule and the Escrow Agreement, with a copy of each such notice to be concurrently provided to the Majority Shareholder.  On the date that is sixty (60) days following the Closing Date, the Majority Shareholder shall be entitled to receive back from the Escrow Agent any portion of the Separation Costs Deposit remaining in the Escrow Fund that has not been utilized to pay the Separation Costs set forth on the Separated Persons Schedule.

(d)           No Contract.  Notwithstanding anything to the contrary in this Section 7.8, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between the Purchaser and the Acquired Companies, on the one hand, and any employee of the Company or any Subsidiary, on the other hand, and no employee of the Company or any Subsidiary may rely on this Agreement as the basis for any breach of contract claim against the Purchaser or the Acquired Companies, (ii) nothing in this Agreement shall be deemed or construed to require any Acquired Company to continue to employ any particular employee of the Company or any Subsidiary for any period after the Closing, (iii) nothing in this Agreement shall be deemed to constitute an amendment to any benefit plan or construed to limit the Purchaser’s or any Acquired Company’s  right to terminate the employment of any employee of the Company or any Subsidiary during any period after the Closing.

Section 7.9        Confidential Information; Non-Competition; Nonsolicitation.

(a)           Confidential Information.  During the period from the date hereof until the Closing, the Parties shall be bound by the terms of that certain Mutual Confidentiality Agreement among the Parties (the “NDA”).  If the Closing occurs, the NDA shall forthwith terminate and the Shareholders shall hold in confidence at all times following the Closing all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the Closing without the prior written consent of the Purchaser.  Each Shareholder and the Company further acknowledges that he, she or it is aware that the United States securities Laws prohibit any Person who has material non-public information about a public company from purchasing or selling securities of such public company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities.  In the event that any Shareholder or the Company or any of their Affiliates or agents discloses any such information regarding the Parent or the Purchaser, the Shareholders and (prior to the Closing) the Company shall be liable to the Parent and the Purchaser for any failure by such person to treat such information in the same manner as the Company is obligated to treat Confidential Information under the terms of this Agreement and the NDA.

(b)           Non-Competition.

(i)           Each Shareholder hereby acknowledges that (A) each of the Purchaser and the Company conducts the Business and has current plans to further expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Company and its Subsidiaries, it is essential that any non-competition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)           Each Shareholder agrees that he or she and such Shareholder’s Affiliates shall not, during the Non-Compete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business within the Territory, (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting or other nature) or lend money to any Person that engages in the Business within the Territory, or (C) perform, teach or instruct any Person to perform services of a type the Business arranges or facilitates, or which are otherwise related to the Business, including, without limitation, independent medical examinations, peer reviews and expert testimony.  Notwithstanding the foregoing, nothing herein shall prevent any Shareholder or any Shareholder’s Affiliates from (w) being employed by or otherwise contracting with the Purchaser or one of its Affiliates, (x) owning an interest in the Parent, (y) purchasing up to five percent (5%) of the outstanding capital stock or other securities of any publicly traded corporation, or (z) engaging in or owning an interest in otherwise conducting any activities in connection with the VES Business.

(c)           Nonsolicitation.  Each Shareholder agrees that such Shareholder and such Shareholder’s Affiliates shall not, during the Non-Compete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on his behalf or on behalf of any other Person, any employee of any Acquired Company or any Affiliate thereof who was an employee of the Company or any Subsidiary on or prior to the Closing Date or who is a Named Retained Employee, (y) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any employee of any Acquired Company or an Affiliate thereof who was an employee of the Company or any Subsidiary on or prior to the Closing Date  or who is a Named Retained Employee, or (z) otherwise encourage any employee of the Acquired Company or any Affiliate thereof who was an employee of the Company or any Subsidiary on or prior to the Closing Date or who is a Named Retained Employee to discontinue his or her employment by any Acquired Company or any Affiliate thereof; (ii) solicit any customer of any Acquired Company or Affiliate thereof who is or has been a customer of the Company or a Subsidiary on or prior to the Closing Date (other than the VA) for the purpose of providing, distributing or selling products or services similar to those sold or provided by any Acquired Company; or (iii) persuade or attempt to persuade any customer or supplier of any Acquired Company or any of its Affiliates to terminate or modify such customer’s or supplier’s relationship with any Acquired Company or any of its Affiliates.  Notwithstanding the foregoing, nothing herein shall apply to any employee of any Acquired Company or any Affiliate thereof, who responds to a general public advertisement or otherwise contacts the Shareholder or a Shareholder’s Affiliates on his or her own initiative, without any direct or indirect recruitment by the Shareholder or any Shareholder’s Affiliates.

(d)           Referrals.  Each Shareholder agrees that, during the Non-Compete Period, if and when any Person (other than the VA) contacts a Shareholder or any Shareholder’s Affiliates with respect to any aspect of the Business, including, without limitation, inquiries or requests from customers or potential customers with respect to the Business (including the performance of independent medical examinations, record reviews, expert testimony or other services), whether by web contact, phone, email, facsimile, mail or otherwise, such Shareholder shall use his commercially reasonable efforts to refer any such Person to the Purchaser.  Such Shareholder further agrees not to criticize, denigrate, or otherwise disparage the Purchaser or any of its Affiliates, directors, officers or employees, or any of their products, services, processes, policies, practices, standards of business conduct, or current or former areas of business.

(e)           Severability.  In the event a judicial or arbitral determination is made that any provision of this Section 7.9 constitutes an unreasonable or otherwise unenforceable restriction against a Shareholder or a Shareholder’s Affiliates, the provisions of this Section 7.9 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Shareholder or such Shareholder’s Affiliates.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.9 and to apply the provisions of this Section 7.9 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  The time period during which the prohibitions set forth in this Section 7.9 shall apply shall, as to any Shareholder, be tolled and suspended for a period equal to the aggregate time during which such Shareholder or any of such Shareholder’s Affiliates violates such prohibitions in any respect.

(f)           Injunctive Relief.  Any remedy at law for any breach of the provisions contained in this Section 7.9 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

(g)           Limitation on Indemnity.  Notwithstanding anything to the contrary herein, except to the extent that that a breach by a Minority Shareholder of this Section 7.9 would also constitute or result in, or could be deemed, a breach by the Majority Shareholder of this Section 7.9, in no event shall the Majority Shareholder be liable to the Purchaser or Parent or be required to indemnify any Purchaser Indemnified Party for a breach by a Minority Shareholder of this Section 7.9 under Article XI.

Section 7.10      Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.

(i)           The Majority Shareholder shall cause to be prepared, in draft form, the Pre-Acquisition Consolidated Return, as well as all other income Tax Returns for the Company and the Subsidiaries for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”) the due date of which is after the Closing Date.  Collectively, all such income Tax Returns, including the Pre-Acquisition Consolidated Return, are hereinafter referred to as the “Pre-Acquisition Returns.”  For the avoidance of doubt, the term “Pre-Acquisition Returns” shall not include any Tax Returns filed by any of the Shareholders.  All draft Pre-Acquisition Returns shall be prepared consistently with Section 7.10(b) and also in a manner consistent with the past practice of the Company, unless otherwise required by Law; provided, however, that none of the draft Pre-Acquisition Returns shall reflect any position for which there is not “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i) of the Code).  If, for any reason, the Company officer who has traditionally prepared and executed the income Tax Returns filed by the Company and the Subsidiaries prior to the Closing Date is no longer responsible for handling (or is unable to handle whether through death or disability) such Tax Return matters after the Closing Date, the Company’s outside auditors with respect to the Company’s consolidated financial statements shall be responsible for the preparation of the draft Pre-Acquisition Returns described in this Section 7.10(a)(i).

(ii)           The parties acknowledge and agree that notwithstanding the provisions concerning the preparation of the draft Pre-Acquisition Returns, the Purchaser has the ultimate responsibility to have prepared, timely filed and to have one of its authorized officers execute all such Pre-Acquisition Returns.  Accordingly, the Majority Shareholder shall ensure that each of the draft Pre-Acquisition Returns, together with the related supporting information, shall be provided to the Purchaser no later than the applicable date specified below:

(A)	Tax Period Ending December 31, 2010 – August 1, 2011;

(B)	Tax Period for the Excluded Subsidiaries ending on the date on which Distribution of Excluded Subsidiaries occurs – August 1, 2012; and

(C)	Tax Period Ending on Closing Date – August 1, 2012.

(iii)           Upon receipt thereof, the Purchaser shall have the right to review and provide comments on such draft Pre-Acquisition Return to the Majority Shareholder.  If the Purchaser disagrees with the amount of Taxes, other calculations or one or more return positions reflected on such draft Pre-Acquisition Return, it shall provide written notification thereof (a “Tax Dispute Notice”) to the Majority Shareholder at least thirty (30) days before the due date for the filing of such draft Pre-Acquisition Return, after which the parties shall cause their respective tax advisors to confer in good faith to mutually resolve such disagreement.  If the Majority Shareholder and the Purchaser are unable to resolve such disagreement within ten (10) days after the receipt of the Tax Dispute Notice, then such disagreement shall be resolved by the Accounting Referee pursuant to the procedures set forth in Section 3.4(c).  To the extent permitted by Law, the Tax Returns described in clause (ii)(A) in this Section 7.10(a) shall reflect the Company’s address set forth in the notice provision in Section 12.1 hereof.  In the event the Purchaser or the Majority Shareholder receives any notice or correspondence from the IRS or any relevant Tax authority related to any Pre-Acquisition Return, such Party shall promptly provide the other Party with a copy of such notice or correspondence.

(iv)           The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for Pre-Closing Tax Periods that are not income Tax Returns.  At least fifteen (15) Business Days before the due date for the filing of such non-income Tax Returns, Purchaser shall furnish draft copies of such Tax Returns, along with supporting information to the Majority Shareholder who, along with his tax advisors, shall have the opportunity to review such draft Tax Returns.  If the Majority Shareholder disagrees with the amount of Taxes, other calculations or one or more return positions reflected on such draft Tax Returns, it shall provide written notification thereof at least five (5) days before the due date of such Tax Returns after which the parties shall cause their respective tax advisors to confer in good faith to mutually resolve such disagreement.  Notwithstanding the time periods set forth above, the Purchaser shall be free to file such Tax Returns by their respective due dates.

(b)           Certain Closing Date Tax Matters.  The Parties acknowledge and agree that on the Closing Date the Company and the Subsidiaries will become members of the Purchaser’s consolidated group (within the meaning of Treasury Regulation Section 1.1502-1(h)).  In this regard, Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1) provides that the Company and the Subsidiaries will become members of the Purchaser’s consolidated group at the end of the day on the Closing Date, and that the Company’s status changes and the Company’s tax year ends for all federal income tax purposes at the end of that day (the “End of the Day Rule”).  Pursuant to this End of the Day Rule, the Parties agree for all applicable Tax purposes that:  (i) the Closing Date shall be the last day included in Pre-Acquisition Returns; (ii) the income, gain, loss, deduction and credit of the Company and the Subsidiaries properly recognizable by them on the Closing Date for Tax purposes will be reported on such Pre-Acquisition Returns; (iii) the actual sale of the Shares by the Shareholders shall be deemed to have occurred immediately prior to the “end of the day” (the “Shareholders’ Sale Event”); and (iv) all of the transactions that the Majority Shareholder, the ESOP, the Company, the Excluded Subsidiaries and the Subsidiaries have consummated on such Closing Date shall be reflected on such Pre-Acquisition Returns as having occurred prior to the Shareholders’ Sale Event.  None of the Parties hereto shall take any Tax Return position inconsistent with the provisions of the previous sentence.

(c)           Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, any Tax Returns of the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

(d)           Payment of Taxes.  The Majority Shareholder shall be responsible for, and shall indemnify the Purchaser from and against, any Tax with respect to the Company or any Subsidiary that is attributable to a Pre-Closing Tax Period (including any Pre-Closing Tax Period for which Tax Returns were filed prior to the Closing Date as well as any Pre-Closing Tax Period covered by a Pre-Acquisition Return) or to that portion of a Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Final Working Capital Schedule.  Within five (5) Business Days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Majority Shareholder is responsible pursuant to this Section 7.10(d) exceeds the amount reflected as a current liability for such Tax in the Final Working Capital Schedule, the Majority Shareholder shall pay to the Purchaser an amount equal to such excess.  For purposes of this Section 7.10(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, any (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  The Parties agree that the Tax indemnity obligations set forth in the first sentence of this Section 7.10(d) shall be governed by the terms, conditions, procedures and limitations of Article XI of this Agreement.

(e)           Post-Closing Tax Returns.  The Purchaser shall prepare and timely file all Tax Returns required to be filed by the Acquired Companies for all Tax periods which begin after the Closing Date (the “Post-Closing Tax Returns”), provided that the first Post-Closing Tax Return filed for federal income tax purposes shall reflect the adoption by the Company and the Subsidiaries of the accrual method by accounting.  Subject to Section 7.10(h) hereof, the Purchaser shall pay and hold harmless the Shareholders from and against any Taxes imposed with respect to, or otherwise attributable to, the Tax periods which begin after the Closing Date.  The Parties agree that the Tax indemnity obligations set forth in the first sentence of this Section 7.10(e) shall be governed by the terms, conditions, procedures and limitations of Article XI of this Agreement.

(f)           Amended Returns. Without the prior written consent of the Majority Shareholder, the Purchaser shall not: (i) amend any Tax Return with respect to any Pre-Closing Tax Period, or (ii) extend or waive any statute of limitations or other period for the assessment of any Tax imposed with respect to a Pre-Closing Tax Period for which the Majority Shareholder may be liable to the Purchaser under Section 7.10(d) or Section 11.1(e); provided, however, that upon the request of the Majority Shareholder or as otherwise required by Law, the Purchaser shall amend a Tax Return with respect to a Pre-Closing Tax Period if such amendment is necessary to make conforming changes that are consistent with the results of an audit or other examination of a Tax Return with respect to a Pre-Closing Tax Period any Governmental Entity.  The Purchaser and the Majority Shareholder shall attempt to agree on the form of any such amended return prior to the filing thereof.  If the Purchaser and Majority Shareholder are unable to reach agreement within ten (10) days after the form of amended return is delivered by the Purchaser to the Majority Shareholder, then such disagreement shall be resolved by the Accounting Referee pursuant to the procedures set forth in Section 3.4(c).

(g)           Tax Refunds.  Any Tax refunds that are received by the Purchaser or its Affiliates (as well as amounts credited against Tax to which they become entitled) that relate to either:  (i) a Pre-Closing Tax Period, or (ii) the portion of the Straddle Tax Periods allocated to the Majority Shareholder pursuant to Section 7.10(d), shall be for the account of the Majority Shareholder and shall be paid to him within fifteen (15) Business Days after receipt of such refund or credit against Tax.

(h)           Deferred Tax Assets.  The Majority Shareholder shall be responsible for, and shall indemnify the Purchaser from and against, that portion of any additional Taxes payable by the Parent, the Purchaser, the Company or any Subsidiary as a result of the reduction or disallowance of any deferred tax asset included in Current Assets for purposes of calculating Net Working Capital as further described in this Section 7.10(h).  In the event that the determination of the Final Working Capital Schedule under Section 3.4 resulted in a Working Capital Deficit, the Majority Shareholder shall pay to the Purchaser, within ten (10) days after the amount of any such additional Taxes is finally determined (i) upon the filing of the Pre-Acquisition Consolidated Return, (ii) by the applicable Governmental Entity or (iii) by mutual agreement of the Majority Shareholder and the Purchaser, an amount equal to the full amount of such additional Taxes.  In the event that the determination of the Final Working Capital Schedule under Section 3.4 did not result in a Working Capital Deficit, the Majority Shareholder shall pay to the Purchaser, within ten (10) days after the amount of any such additional Taxes is finally determined as provided above, an amount equal to only the amount of such additional Taxes that would have caused a Working Capital Deficit had the reduction or disallowance of any deferred tax asset included in Current Assets for purposes of calculating Net Working Capital been known at the time of the determination of the Final Working Capital Schedule under Section 3.4.  In addition, in the event that the Parent, the Purchaser, the Company or any Subsidiary decides to contest the imposition of such additional Taxes in a forum that requires the prior payment of such additional Taxes in order to pursue such contest, the Majority Shareholder shall advance to the Purchaser an amount equal to the amount of such additional Taxes which the Majority Shareholder is otherwise obligated to pay under this Section 7.10(h) within ten (10) days after the Purchaser provides written notice of such decision to the Majority Shareholder.  If all or any portion of such additional Taxes which the Majority Shareholder is otherwise obligated to pay under this Section 7.10(h) are refunded to the Parent, the Purchaser, the Company or any Subsidiary, an amount equal to such refund, plus any interest paid by the applicable Governmental Entity in connection with such refund, shall be paid by the Purchaser to the Majority Shareholder within ten (10) days after the receipt of such refund.  The Parties agree that the Tax indemnity obligations set forth in the first sentence of this Section 7.10(h) shall be governed by the terms, conditions, procedures and limitations of Article XI of this Agreement.

(i)           Cooperation on Tax Matters.  The Purchaser, the Company and the Majority Shareholder shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.10 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(j)           Transfer Taxes.  Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Majority Shareholder.  The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(k)           No 338 Election.  The Purchaser agrees that it shall not make any election pursuant to Section 338 of the Code with respect to the acquisition by the Purchaser of the Shares as contemplated hereby.

(l)           No Deconsolidation.  Parent and Purchaser agree with the Company and the Subsidiaries that in order to prevent any deconsolidation or termination of the “consolidated group” (within the meaning of Treasury Regulation Section1.1502-1(h)) of which the Company and the Subsidiaries are members as of the Closing Date, (i) Parent shall include the Company and the Subsidiaries in the “consolidated group” of which Parent is the common parent and Purchaser is a member for the first federal consolidated income Tax Post-Closing Tax Return for the Tax period beginning on the day after the Closing Date, and (ii) Company and each of the Subsidiaries shall consent to join in the filing of a consolidated return with and as part of the Parent’s consolidated group in the manner prescribed in Treasury Regulation Section 1.1502-75(b)(1).

Section 7.11      Customer and Employee Visits.  During the period commencing on the date hereof and ending on the Closing Date, at such times as shall be mutually agreed to among the Company, the Majority Shareholder and the Purchaser, and subject to reasonable limitations agreed to among the Company, the Majority Shareholder and the Purchaser, the Company and the Majority Shareholder shall permit the Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with the key employees and any five (5) Customers of the Company that the Purchaser so requests.  The Majority Shareholder or a senior executive of the Company reasonably satisfactory to the Purchaser shall have the right to accompany the Purchaser’s representative to such meeting and shall participate with the Purchaser’s representative in any such discussions.  The Company shall promptly notify the Purchaser if any Contract between the Company or any Subsidiary and any Customer or key employee terminates during the period commencing on the date hereof and ending on the Closing Date.

Section 7.12      Affiliate Loans.  The Company shall cause all notes and accounts receivable and payable of the Company owing by or to any Shareholder or any director, officer, employee or Affiliate of the Company (each, an “Affiliate Loan”) to be paid in full prior to the Closing Date; provided, however, that the term Affiliate Loan shall not include intercompany receivables (payables) between the Company and any of the Subsidiaries or between one or more of the Subsidiaries as reflected in the current asset section of their respective balance sheets.

Section 7.13      Release.  In consideration for the Purchase Price, as of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Acquired Companies from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.

Section 7.14      Termination of Certain Arrangements.  Prior to Closing, the Company shall terminate, or cause to be terminated, the agreements and arrangements set forth on Schedule 7.14 (the “Terminated Arrangements”), such that neither the Company nor any Subsidiary shall have any liability following the Closing related to such Terminated Arrangements.  Each such termination shall include a release of the Company and the Subsidiaries, as applicable, from any and all liabilities and obligations arising out of, or related to, such Terminated Arrangement.

Section 7.15      Distribution of Unwanted Assets.  Prior to the execution of this Agreement, the Company and its Subsidiaries shall have distributed the Unwanted Assets to the Majority Shareholder as a dividend distribution for Tax purposes in respect of all or a portion of his Shares. The transactions described in this Section 7.15 shall be known herein as the “Distribution of Unwanted Assets.”

Section 7.16      HSR Act.

(a)           Within three (3) Business Days following the execution of this Agreement, the Purchaser and the Company will prepare and file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) the initial notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement. Each of the Purchaser and the Company shall use their commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other Party of any communication received from, or given to, the FTC or DOJ and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, DOJ or the FTC or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by DOJ or the FTC or such other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(b)           The Parties shall keep all information about the other obtained in connection with the preparation of such notification confidential pursuant to the NDA.  All filing fees in connection with the HSR Act filing shall be borne equally by the Purchaser and the Majority Shareholder.

(c)           Nothing in this Section shall require the Purchaser or the Company to sell, hold separate or otherwise dispose of any asset or to conduct its business in a specified manner.

Section 7.17      Pre-Closing Affiliate Transfers.  Prior to the execution of this Agreement, the Majority Shareholder shall have caused the Excluded Subsidiaries to transfer the Transferred Assets to the Company and its Subsidiaries pursuant to the manner set forth in assignment and/or transfer agreements satisfactory to the Purchaser and Company (the “Transferred Assets Assignment Agreements”), such that, following such transfers, the Company and its Subsidiaries shall own all assets related to and necessary and sufficient to operate the Business, and all assets that have been used by the Company and the Subsidiaries in the past, free and clear of all Liens other than Permitted Liens (the “Pre-Closing Affiliate Transfers”).  The Majority Shareholder shall ensure that all such transfers are valid and made in compliance with all applicable Laws.

Section 7.18     Distribution of Excluded Subsidiaries.  Prior to the execution of this Agreement, but subsequent to the Pre-Closing Affiliate Transfers, the Company shall have distributed to the Majority Shareholder, all of the outstanding shares of capital stock of the Excluded Subsidiaries.  Immediately thereafter, the Majority Shareholder shall transfer all such shares of capital stock of such Excluded Subsidiaries to VES Group in exchange for all of VES Group’s issued and outstanding capital stock.  Theses transactions with the Excluded Subsidiaries and VES Group are intended to be tax-free under Section 355(a) and 351 of the Code, respectively.  The transactions described in this Section 7.18 shall be known herein as the “Distribution of Excluded Subsidiaries.”

Section 7.19      ESOP Transactions.  The Majority Shareholder covenants as follows:

(a)           Prior to the Closing and the ESOP Sale described in subsection (b) below, (i) the ESOP shall be assumed by VES Group, and (ii) the ESOP shall be amended to change the plan sponsor, plan administrator and named fiduciary from the Company to VES Group.

(b)           Prior to the Closing, the Trustees shall have sold all of the ESOP Shares to the Majority Shareholder (the “ESOP Sale”) for Twenty-Five Million Four Hundred Thirty-Nine Thousand Six Hundred Fifty-Eight and 11/100 Dollars ($25,439,658.11) in cash (“ESOP Purchase Price”).  Neither the ESOP nor the Trustees shall have any liability of any kind to any broker, finder, agent or other Person for any commission or similar compensation with respect to the ESOP Sale.  Prior to the ESOP Sale, the Trustees shall have obtained an opinion from a qualified independent appraiser that the ESOP Purchase Price payable for the ESOP Shares is not less than “adequate consideration” within the meaning of Section 3(18) of ERISA and the terms and conditions of the ESOP Sale (taking into account the subsequent transactions contemplated by this Agreement) are fair and reasonable to the ESOP from a financial point of view.  The independent appraisal and appraiser shall satisfy all the requirements of the Code Section 401(a)(18) and DOC Prop. Reg Section 2510-3(18).  Prior to the ESOP Sale, Miller, Canfield, Paddock & Stone, P.L.C., counsel for VES Group with respect to ESOP matters, shall have furnished an opinion to VES Group and to the Purchaser stating that neither the sale of the ESOP Shares by the ESOP nor any aspect of the ESOP’s or Trustees’ participation in ESOP Sale will constitute a prohibited transaction under Sections 406 of ERISA or 4975 of the Code and that the consummation of the ESOP Sale will not violate any of the terms and conditions of, result in a material modification of, or constitute (or with notice or lapse of time or both would constitute) a default under the ESOP plan document, trust agreement or any material instrument, contract or other agreement to which the ESOP is a party or by or to which it or its assets or properties are bound or subject.  Prior to the ESOP Sale, the Trustees shall have determined, independently and in good faith, that the ESOP Sale is prudent and in the best interests of ESOP participants and that ESOP Purchase Price is not less than “adequate consideration” within the meaning of Section 3(18)(B) of ERISA and that the terms and conditions of the ESOP Sale (taking into account the subsequent transactions contemplated by this Agreement) are fair to the ESOP from a financial point of view.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1        Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the expiration or termination of the waiting period applicable to the consummation of the purchase and sale of the Shares under the HSR Act.

Section 8.2        Conditions to Obligations of the Purchaser and Parent.  The obligations of the Purchaser and Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing of each of the following additional conditions:

(a)           Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Purchaser, the Company or any Subsidiary or a material restriction on the operation of the business of the Purchaser, the Company or any Subsidiary as a result of such matter.

(b)           Consents.  The Company shall have taken the actions required by Section 7.6(d).

(c)           Representations and Warranties.  Each of the representations and warranties of the Company and the Majority Shareholder set forth in Article IV and of the Majority Shareholder contained in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; provided, that (i) representations and warranties qualified by materiality shall be true and correct in all respects and (ii) representations and warranties that are made as of or refer to a specific date or time other than the Closing Date need be true and correct in all material respects or in all respects, as applicable, only as of such date or time; and provided further that any fact, change, event, effect or occurrence specifically addressed as an exception in the definition of Material Adverse Effect shall be disregarded in determining whether any representation and warranty is true and correct as of the Closing Date.

(d)           Performance of Obligations of the Company and the Shareholders.  The Company and the Shareholders shall have duly performed in all respects all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

(e)           No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

(f)           Payoff Letters.  The Company shall have delivered to the Purchaser payoff letters satisfactory to the Purchaser and its lenders (the “Payoff Letters”) evidencing the outstanding amount of the Closing Date Indebtedness and that such Closing Date Indebtedness shall be repaid in full by the disbursements of the amounts set forth in such Payoff Letters.

(g)           Release of Liens.  The Purchaser shall have received evidence reasonably satisfactory to it that all Liens affecting any property or asset of the Company or any Subsidiary (other than Permitted Liens), including the Transferred Assets, have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

(h)           Employment Arrangements.  Each employee of the Company, a Subsidiary or an Excluded Subsidiary set forth on Schedule 8.2(h) (the “Named Retained Employees”) shall have agreed to remain or become (as applicable) an employee of the Purchaser or an Acquired Company, as applicable, and shall have executed an employment and/or confidentiality and non-solicitation agreement on terms reasonably satisfactory to the Purchaser.

(i)           Terminated Arrangements.  The Purchaser shall have received evidence (reasonably satisfactory to the Purchaser) that the Terminated Arrangements described in Section 7.14 have been terminated in accordance therewith.

(j)           Resignations and Releases.  All officers and directors of the Company and its Subsidiaries shall have delivered to the Purchaser their resignations as officers and directors, effective as of the Closing Date (the “Resignations”), and general releases in the form of Exhibit 8.2(j) (the “Releases”).

(k)           Excluded Subsidiaries Agreement.  The Excluded Subsidiaries and the Majority Shareholder shall have executed and delivered to the Purchaser an agreement in substantially the form attached hereto as Exhibit 8.2(k) (the “Excluded Subsidiaries Agreement”).

(l)           DMS and OMS Software IP Assignment Agreements.  MEDS, shall have entered into an intellectual property assignment agreement with respect to the transfer of an undivided joint interest in the DMS Software to the Company and the Subsidiaries in substantially the form attached hereto as Exhibit 8.2(l)(a) (the “DMS Software IP Assignment Agreement”).  The Company shall have entered into an intellectual property assignment agreement with respect to the transfer of an undivided joint interest in the OMS Software to VES Group in substantially the form attached hereto as Exhibit 8.2(l)(b) (the “OMS Software IP Assignment Agreement”).

(m)           Intellectual Property Assignment Agreements.  The Company and its Subsidiaries shall have executed and provided to the Purchaser any and all other intellectual property assignment agreements necessary to transfer the Company Intellectual Property to the Purchaser or the Acquired Companies, as applicable, in each case in a form reasonably satisfactory to the Purchaser (the “Intellectual Property Assignment Agreements”).

(n)           Investment Agreement.  The Majority Shareholder shall have executed an investment agreement with respect to the investment in, and acknowledging the restrictions on transfer related to, the Parent Stock, in substantially the form attached hereto as Exhibit 8.2(n) (the “Investment Agreement”).

(o)           Transition Services Agreement.  The Majority Shareholder, the Excluded Subsidiaries and VES Group shall have executed and delivered a transition services agreement in a form reasonably acceptable to the Purchaser and the Majority Shareholder.

(p)           Asset Transfers.  The Pre-Closing Affiliate Transfers shall have been completed to the reasonable satisfaction of the Purchaser and the Majority Shareholder shall have delivered copies of the Transferred Assets Assignment Agreements to the Purchaser.

(q)           Distributions.  The Distribution of Unwanted Assets shall have been completed pursuant to Section 7.15 and the Distribution of Excluded Subsidiaries shall have been completed pursuant to Section 7.18.

(r)           ESOP Matters.  The Majority Shareholder shall have provided the Purchaser with the following documents in a form reasonably acceptable to the Purchaser: (i) plan amendments, board resolutions and other documents evidencing the assumption of the ESOP by VES Group and the amendment of the ESOP to change the plan sponsor, plan administrator and named fiduciary from the Company to VES Group, with all such actions occurring and become effective prior to the Closing and the ESOP Sale; (ii) the independent appraisal of the ESOP Shares in connection with the ESOP Sale as described in Section 7.19(b); (iii) the form of legal opinion issued in connection with the ESOP Sale as described in Section 7.19(b); (iv) resolutions of the Trustees approving the sale of the ESOP Shares in the ESOP Sale including the determinations set forth in Section 7.19(b); and (v) evidence of the transfer of the ownership of the ESOP Shares from the ESOP to the Majority Shareholder.

(s)           Shareholder Approval Regarding 280G Payments.  With respect to any payments, acceleration of vesting, cancellation of indebtedness or any amount that constitutes a “parachute payment” pursuant to Section 280G of the Code, the applicable Shareholders of the Company shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payment payments” shall not be made or provided for in any manner.

(t)           Affiliate Loans.  The Purchaser shall have received evidence, reasonably satisfactory to the Purchaser, that the Affiliate Loans have been paid in full.

(u)           Assumed Indebtedness Payoff Letter.  In order to enable the Purchaser to pay off the Assumed Indebtedness, the Company shall have delivered to the Purchaser a payoff letter satisfactory to the Purchaser and its lenders evidencing the outstanding amount of the Assumed Indebtedness and that such Assumed Indebtedness shall be repaid in full by the disbursements of the amounts set forth in such payoff letter.

(v)           Closing Date Indebtedness Statement.  The Company shall have delivered to the Purchaser the Closing Date Indebtedness Statement in accordance with Section 3.2.

(w)           Ancillary Documents.  The Company shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 9.2.

Section 8.3             Conditions to Obligations of the Shareholders.  The obligations of the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Majority Shareholder) at or prior to the Closing of each of the following additional conditions:

(a)           Injunction.  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Shareholders as a result of such matter.

(b)           Representations and Warranties.  Each of the representations and warranties of the Purchaser and the Parent set forth in Article VI shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; provided that (i) representations and warranties qualified by materiality shall be true and correct in all respects and (ii) representations and warranties that are made as of or refer to a specific date or time other than the Closing Date need be true and correct in all material respects or in all respects, as applicable, only as of such date or time.

(c)           Performance of Obligations by the Purchaser and Parent.  The Purchaser and the Parent shall have duly performed all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

(d)           Ancillary Documents.  The Purchaser shall have delivered, or caused to be delivered, to the Shareholders and the Company the documents listed in Section 9.3.

ARTICLE IX
CLOSING

Section 9.1             Time and Place of Closing.  Subject to a Party’s right to earlier terminate this Agreement as set forth in Article X, the closing of the transactions contemplated hereby (the “Closing”) shall occur at 5:00 p.m. Central Time on the date that is no later than three (3) Business Days following the time all of the conditions set forth in Article VIII have been satisfied or waived by the appropriate Party, or at such other date or time as the Parties may agree.  The Closing shall take place by the email transmission of executed documents among the Parties (with original documents to be delivered promptly following the Closing), and via wire transfer of funds, which shall be coordinated by the Parties’ respective legal counsel, or at such other place or by such other method as the Parties may otherwise agree.

Section 9.2             Company and Shareholders Closing Deliveries.  At the Closing, the Company and the Shareholders, as applicable, shall deliver to the Purchaser the following:

(a)          a certificate or certificates executed by the Majority Shareholder as to compliance with the conditions set forth in Section 8.2(c), and Section 8.2(d) hereof;

(b)         certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other assignment documents;

(c)          the Escrow Agreement;

(d)          the Resignations and the Releases;

(e)          the Excluded Subsidiaries Agreement;

(f)           the DMS Software IP Assignment Agreement;

(g)          the Intellectual Property Assignment Agreements;

(h)          the Investment Agreement;

(i)           the Transition Services Agreement;

(j)           the organizational record books, minute books and corporate seal of the Company;

(k)          certified charters and certificates of good standing for the Company and each Subsidiary in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business.

(l)           a certificate by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, as to (i) the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (ii) the accuracy and completeness of the articles of incorporation and bylaws of the Company and (iii) the effectiveness of the resolutions of the board of directors of the Company and the Majority Shareholder authorizing the execution, delivery and performance hereof by the Company passed in connection herewith and the transactions contemplated hereby;

(m)           a certificate by the Secretary or Assistant Secretary of each Subsidiary, dated as of the Closing date, as to (i) the good standing of such Subsidiary in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, and (ii) the accuracy and completeness of the charter and bylaws or operating agreement of such Subsidiary; and

(n)           all other documents required to be entered into by the Company and the Shareholders pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 9.3            Purchaser Closing Deliveries.  On the Closing, the Purchaser shall deliver, or caused to be delivered, to the Shareholders the following:

(a)           the portion of the Purchase Price to be paid at Closing pursuant to Article III, paid and delivered in accordance with such Section;

(b)           a certificate of an authorized officer of each of the Purchaser and the Parent as to compliance with the conditions set forth in Section 8.3(b) and Section 8.3(c);

(c)           the OMS Software IP Assignment Agreement; and

(d)           all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto or reasonably requested by the Company or the Shareholders to consummate the transactions contemplated hereby.

ARTICLE X
TERMINATION

Section 10.1          Termination.  This Agreement may be terminated:

(a)           in writing by mutual consent of the Purchaser and the Majority Shareholder;

(b)           by written notice from the Majority Shareholder to the Purchaser, in the event the Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein (or any such representation or warranty has otherwise become untrue after the date of the Agreement such that Section 8.3(b) and Section 8.3(c) would not be satisfied), which failure or breach is not cured within ten (10) days following the Majority Shareholder having notified the Purchaser of his intent to terminate this Agreement pursuant to this Section 10.1(b);

(c)           by written notice from the Purchaser to the Majority Shareholder, in the event the Company or any Shareholder (i) fails to perform in any material respect any of their agreements contained herein required to be performed by it or him at or prior to the Closing or (ii) materially breaches any of its or his representations and warranties contained herein (or any such representation or warranty has otherwise become untrue after the date of the Agreement such that Section 8.2(c) and Section 8.2(d) would not be satisfied), which failure or breach is not cured within ten (10) days following the Purchaser having notified the Majority Shareholder of its intent to terminate this Agreement pursuant to this Section 10.1(c); or

(d)           by written notice by the Majority Shareholder to the Purchaser or the Purchaser to the Majority Shareholder, as the case may be, in the event the Closing has not occurred on or prior to March 31, 2011 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 10.2           Specific Performance and Other Remedies.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 10.3           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 7.7 (Public Announcements), Section 10.2 (Specific Performance and Other Remedies), Section 12.1 (Notices), Section 12.5 (Controlling Law), Section 12.6 (Severability), Section 12.8 (Enforcement of Certain Rights), Section 12.9 (Waiver; Amendment) and Section 12.13 (Transaction Costs) and this Section 10.3, all of which shall survive the Termination Date.  Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE XI
INDEMNIFICATION

Section 11.1           Indemnification Obligations of the Company and the Majority Shareholder.  Subject to this Article XI, the Company (prior to the Closing) and the Majority Shareholder (from and after the Closing) shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising directly out of or relating directly to:

(a)           any breach or inaccuracy of any representation or warranty made by the Company or the Majority Shareholder in this Agreement or any Shareholder Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date;

(b)           any breach of any covenant, agreement or undertaking made by the Company in this Agreement which is required to be performed prior to the Closing;

(c)           any breach of any covenant, agreement or undertaking made by any Shareholder in this Agreement or by any Shareholder or any Affiliate of a Shareholder in any Shareholder Ancillary Document, except to the extent provided in Section 7.9(g);

(d)           pending suits, actions, investigations or other legal, governmental or administrative proceedings set forth on, or required to be set forth on, Schedule 4.12 (Legal Proceedings);

(e)           any liability or obligation of the Company or a Subsidiary for (i) any Taxes that are the responsibility of the Majority Shareholder pursuant to Section 7.10(d) or Section 7.10(h), (ii) the unpaid Taxes of any Person (other than the Company or a Subsidiary) under Treasury Regulations Section 1.1502-6, as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Schedules to this Agreement, the Financial Statements or otherwise;

(f)           any Pre-Closing Affiliate Transfers, the Distribution of the Excluded Subsidiaries, the VES Group, the VES Business, the ESOP Sale, and any failure to properly transfer the Transferred Assets from the Excluded Subsidiaries to the Company and the Subsidiaries prior to the Closing or to consummate the transactions described in Section 7.17, Section 7.18 and Section 7.19;

(g)           the ESOP, the ESOP Trust, any Trustee or any Excluded Subsidiary, including, without limitation the operations, actions or omissions or business of the ESOP, the ESOP Trust, any Trustee or any Excluded Subsidiary for all pre-Closing and post-Closing periods;

(h)           any of the Unwanted Assets;

(i)           the Closing Date Indebtedness; or

(j)           any matter set forth on Schedule 11.1(j).

The Losses of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.” Any payments pursuant to this Section 11.1 shall be treated as an adjustment to the purchase price specified in Section 3.1 and each Party agrees not to take any position inconsistent therewith for any purpose.

Section 11.2           Indemnification Obligations of the Purchaser and the Parent.  Subject to this Article XI, the Purchaser and the Parent, jointly and severally, shall indemnify and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all Losses arising directly out of or relating directly to:

(a)           any breach or inaccuracy of any representation or warranty made by the Purchaser or the Parent in this Agreement or in any Purchaser Ancillary Document, whether such representation and warranty is made as of the date hereof or as of the Closing Date; or

(b)           any breach of any covenant, agreement or undertaking made by the Purchaser or the Parent in this Agreement.

The Losses of the Shareholder Indemnified Parties described in this Section 11.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”  Any payments pursuant to this Section 11.2 shall be treated as an adjustment to the purchase price specified in Section 3.1 and each Party agrees not to take any position inconsistent therewith for any purpose.

Section 11.3           Indemnification Procedure.

(a)           Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding (including with respect to Tax matters addressed in Section 7.10) with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if the Indemnifying Party is prejudiced by such failure to notify, including where such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to undertake, conduct and control the defense of such Third-Party Claim, including the employment of counsel of its own choosing reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30)-day period, then any Purchaser Losses or any Shareholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 11.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which may not be unreasonably withheld or delayed), settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a third party complaint, dispute or claim (a “Direct Claim”), such Indemnified Party shall send written notice of such Direct Claim to the appropriate Indemnifying Party (a “Notice of Claim”) promptly after the Indemnified Party becomes aware of the facts that form the basis for such Direct Claim.  Such Notice of Claim shall specify the basis for such Direct Claim and the amount owed by the Indemnifying Party with respect to such Claim, to the extent then known by the Indemnified Party or, if not known, as estimated in good faith by the Indemnified Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 11.3(c) except to the extent that the Indemnifying Party is prejudiced by such failure to notify.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI or the amount thereof, the Direct Claim, only to the extent and as to the amount specified or estimated by the Indemnified Party in such Notice of Claim, shall be deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 11.4           Survival Period.  The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twelve (12) months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 4.1(a)-(d) (Organization), Section 4.2 (Authorization), Section 5.1 (Authorization and Validity of Agreement), Section 5.3 (Ownership of Equity), Section 6.1 (Organization),  Section 6.2 (Authorization) and Section 6.4 (Issuance of Shares) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, (b) each of the representations and warranties contained in Section 4.7(b) (Title to Assets), Section 4.15 (Tax Returns; Taxes), Section 4.17 (Company Benefit Plans), Section 4.23 (Affiliate Matters) and Section 4.30 (Brokers, Finders and Investment Bankers) shall continue until, and all claims for indemnification in connection therewith shall be asserted not later than, the latest date a claim may be asserted pursuant to any applicable statute of limitations (or indefinitely, if no such statute of limitations applies).  The covenants and agreements of the Parties hereunder that involve actions to be taken prior to the Closing shall survive until the Closing; provided that nothing herein shall be construed to limit a Party’s right to recovery with respect to a breach of any such covenant or agreement which occurred prior to the Closing.  The covenants and agreements of the Parties hereunder that involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.5           Liability Limits.  Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Majority Shareholder for indemnification under Section 11.1(a) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds One Million Dollars ($1,000,000) (the “Deductible”), in which event the Purchaser Indemnified Parties may claim indemnification for all such Purchaser Losses in excess of the Deductible, up to, but not to exceed Forty Million Dollars ($40,000,000)(the “Cap”). Notwithstanding the foregoing, (a) the Deductible shall not apply to any Purchaser Losses arising out of or related to a breach of Section 4.7(b) (Title to Assets), Section 4.17 (Company Benefit Plans), Section 4.22(d) (Licensed Intellectual Property), Section 4.23 (Affiliate Matters) or Section 4.30 (Brokers, Finders and Investment Bankers), and the Majority Shareholder shall be liable for all Purchaser Losses with respect thereto, up to, but not to exceed the Cap, and (b) the Deductible and the Cap shall not apply to any  Purchaser Losses arising out of or related to fraud or a breach of Section 4.1(a)-(d) (Organization), Section 4.2 (Authorization), Section 5.1 (Authorization and Validity of Agreement), Section 5.3 (Ownership of Equity) or Section 4.15 (Tax Returns; Taxes), any such Purchaser Losses shall not be aggregated toward the Cap, and the Majority Shareholder shall be liable for all Purchaser Losses with respect thereto.

Section 11.6           Insurance and Third-Party Indemnification.  If any Indemnifying Party is required to make payments to an Indemnified Party pursuant to this Article XI, then following the time the Indemnified Party receives such payments from the Indemnifying Party, the Indemnifying Party shall be entitled to receive from the Indemnified Party, and the Indemnified Party shall promptly pay to the Indemnifying Party (a) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, or (b) any insurance proceeds or other cash receipts or sources of reimbursement actually collected by the Indemnified Party with respect to such Losses, less any fees and expenses incurred by the Indemnified Party in collecting such amounts under (a) or (b), up to the amount paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such indemnity claim; provided that, other than using commercially reasonable efforts to file a claim for covered Losses under (a) or (b) and to use commercially reasonable efforts to follow up on such initial filing, the Indemnified Party shall not be required to pursue collection or recovery of any amounts under (a) or (b) from any insurer or third party, whether by litigation or otherwise.

Section 11.7           Exclusive Remedy.  Except in the case of fraud by any Party and except in the case of breaches of Section 7.9 hereto, the Purchaser and the Majority Shareholder agree that the indemnification provisions under this Article XI shall be their sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement, any Ancillary Document (except for claims under any Ancillary Document against Persons that are not a party to this Agreement) and the transactions contemplated hereby and thereby and waive to the fullest extent permitted by applicable Law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity.

Section 11.8           No Set-Off.  No Party shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to any other Party under this Agreement or otherwise.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1           Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by email, facsimile transmission, a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser
or the Parent:                        ExamWorks, Inc.
3280 Peachtree Road
Suite 2625
Atlanta, GA 30305
Attn: CFO
Facsimile No.: (404) 420-2341
Email: miguel.fernandez@examworks.com

           with a copy to:                          Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, Georgia  30308-2222
Attn: Reinaldo Pascual
Facsimile No.: (404) 685-5227
Email: reypascual@paulhastings.com

To the Company
(prior to the Closing)
or the Shareholders:            MES Group, Inc.
George C. Turek
9400 Grogan’s Mill Road, Suite 305
The Woodlands, Texas 77380-3642
Attn: George C. Turek
Facsimile No.:  (832) 485-0152
Email:  george.turek@vesservices.com

with a copy to:                     Law Offices of Scott J. Orr
3861 Meadow Wood Drive
El Dorado Hills, California 95762
Attn: Scott J. Orr
Facsimile No.:  (832) 485-0266
Email: sjorrlaw@comcast.net

with a copy to:                     Bodman PLC
201 W. Big Beaver Road, Suite 500
Troy, Michigan 48084
Attn: Gene P. Bowen
Facsimile No.:  (248) 743-6002
Email: gbowen@bodmanlaw.com

or to such other representative or at such other postal address, email or facsimile number of a Party as such Party may furnish to the other Parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by facsimile or email, (c) upon transmission by email if receipt is confirmed by email or facsimile, (d) on the first (1st) Business Day following delivery to a national overnight courier service or (e) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.2           Schedules and Exhibits.  The schedules and exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.3           Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser or to its lenders under its credit facilities.  In the case of such an assignment to one or more Affiliates of the Purchaser, such Affiliate(s) shall be the “Purchaser” for all purposes hereunder, however, ExamWorks, Inc. and the Parent shall remain jointly and severally liable for all obligations of the Purchaser hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.4           Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.5           Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.  Except with respect to actions, disputes, suits or proceedings arising under Section 3.4, which shall first be governed by the dispute resolution procedures described therein, each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state courts sitting in the State of Delaware and of the United States District Court for the District of Delaware for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 12.6           Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 12.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.  Copies, including pdf copies, of executed signature pages to this Agreement shall be deemed original signatures.

Section 12.8           Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and, only with respect to Article XI, the Purchaser Indemnified Parties and Shareholder Indemnified Parties, and the respective heirs, executors, successors or permitted assigns of any of the foregoing, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.9           Waiver; Amendment.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.10         Integration.  This Agreement and the Ancillary Documents supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto; provided, however, that the NDA shall remain in effect until the Closing in accordance with Section 7.9(a).  The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth in this Agreement shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

Section 12.11         Interpretation.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.  References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder.  The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits of this Agreement.

Section 12.12         Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.13         Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Majority Shareholder and the Minority Shareholders not subject to the Restricted Stock Agreements shall pay the fees, costs and expenses of the Shareholders, the Company, the Subsidiaries, the Excluded Subsidiaries and the ESOP incurred in connection herewith and the transactions contemplated hereby (the “Shareholder Transaction Expenses”), including the fees, costs and expenses of their financial advisors, accountants and counsel.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first written above.

PURCHASER:

EXAMWORKS, INC.

By:	/s/ Richard E. Perlman
Richard E. Perlman, Executive Chairman

PARENT:

EXAMWORKS GROUP, INC.

By:	/s/ Richard E. Perlman
Richard E. Perlman, Executive Chairman

COMPANY:

MES GROUP, INC.

By:	/s/ George C. Turek
George C. Turek, Chief Executive Officer

MAJORITY SHAREHOLDER:

/s/ George C. Turek
George C. Turek

[Signatures continue on following page.]

(Signature Pages to Stock Purchase Agreement)

MINORITY SHAREHOLDERS:

/s/ John Patrick Cohan
John Patrick Cohan

/s/ Albert P. Wagner
Albert P. Wagner

/s/ Joseph P. Chartier
Joseph P. Chartier

/s/ Scott J. Orr
Scott J. Orr

/s/ Timothy Meleedy
Timothy Meleedy

/s/ David Morrow
David Morrow

/s/ Robert E. Toohey
Robert E. Toohey

/s/ Denise Yakimowich
Denise Yakimowich

/s/ John Williams
John Williams

(Signature Pages to Stock Purchase Agreement)

Exhibit 3.5

Escrow Agreement

See attached.

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of ________, 2011, is entered into by and among ExamWorks, Inc., a Delaware corporation (the “Purchaser”), George C. Turek (the “Shareholder”), the majority shareholder of MES Group, Inc., and Branch Banking and Trust Company, a North Carolina banking corporation, as escrow agent (the “Escrow Agent”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Purchaser, the Company, the Shareholder and the other equity holders of the Company have entered into a Stock Purchase Agreement (the “Purchase Agreement”) dated as of January 11, 2011, pursuant to which the Purchaser has agreed to purchase all of the issued and outstanding shares of capital stock of MES Group, Inc. (the “Company”) from the Shareholder and all of the other equity holders of the Company on the date hereof;

WHEREAS, the Purchase Agreement provides for the establishment of a cash escrow, a portion of which will secure the obligation of the Shareholder to pay the amount of any Working Capital Deficit under Section 3.4(d) of the Purchase Agreement and the amount of any indemnification obligation of the Shareholder under Article XI of the Purchase Agreement, and a portion of which represents a deposit by the Company for the payment of Separation Costs to Separated Persons under Section 7.8(c) of the Purchase Agreement; and

WHEREAS, the Escrow Agent is willing to act as the escrow agent hereunder.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Appointment of the Escrow Agent.  The Purchaser and the Shareholder hereby appoint and designate the Escrow Agent as escrow agent to receive, hold, invest and disburse the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement.  The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to receive, hold, invest and disburse the initial deposit of the Escrow Fund and any income, interest or other amounts received thereon in accordance with the terms of this Agreement.

2.           Establishment of Escrow Fund.

              2.1.           Escrow Fund.

(a)           Receipt of the Escrow Amount.  Simultaneously with the execution hereof, (i) the Purchaser has delivered to the Escrow Agent, out of the Purchase Price, Twenty Million Dollars ($20,000,000) in cash (the “Escrow Deposit”) and (b) the Company has delivered to the Escrow Agent [Maximum of Eight Hundred Sixty Thousand Dollars ($860,000)] in cash (the “Separation Costs Deposit” and, together with the Escrow Deposit, the “Escrow Fund”).  Any interest or other income earned on the Escrow Fund shall not become part of the Escrow Fund and shall be disbursed to the Shareholder on a monthly basis. The Escrow Agent hereby acknowledges receipt of the Escrow Fund.

2.2.           Investment of the Escrow Fund.  The Escrow Agent shall invest and reinvest the Escrow Fund in (i) certificates of deposit issued, or a money market account maintained, by federally chartered banks or trust companies, the assets of which are at least $100,000,000 in excess of their liabilities (the parties acknowledge that Escrow Agent meets this qualification), (ii) commercial paper rated in the highest grade by a nationally recognized credit rating agency, (iii) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (iv) a money market fund, or (v) such other interest-bearing investments as jointly approved in writing by the Purchaser and the Shareholder.  Unless instructed otherwise in writing by the Purchaser and the Shareholder, the Escrow Agent shall invest all funds held pursuant to this Agreement in accordance with the Investment Selection Instructions set forth as Exhibit A hereto.

(a)           The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement.  On or before the execution and delivery of this Agreement, each of the parties hereto shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate.  Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.

Each of the foregoing investments shall be made in the name of the Escrow Agent.  Notwithstanding anything to the contrary contained herein, the Escrow Agent shall, without notice to the Purchaser or the Shareholder, sell or liquidate any of the foregoing investments derived from the Escrow Fund at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and the Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.  The Escrow Agent shall in no event be liable in connection with its investment or reinvestment of the Escrow Fund held by it hereunder in good faith, in accordance with the terms hereof, including, but not limited to, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to such delays.

2.3.           Disbursement of the Escrow Fund.  The Escrow Deposit portion of the Escrow Fund shall secure the obligation of the Shareholder to pay the amount of any Working Capital Deficit under Section 3.4(d) of the Purchase Agreement and the amount of any indemnification obligation of the Shareholder under Article XI of the Purchase Agreement.  The Separation Costs Deposit portion of the Escrow Fund represents a deposit by the Company for the payment of Separation Costs to Separated Persons under Section 7.8(c) of the Purchase Agreement.  Capitalized Terms used herein, but not defined herein, shall have the meanings given such terms in the Purchase Agreement.

(a)           In the event that the Escrow Agent receives a joint written instruction signed by the Purchaser and the Shareholder directing the disbursement of all or part of the Escrow Fund, the Escrow Agent shall disburse the Escrow Fund in accordance with such instruction.  The Escrow Agent shall rely conclusively and without inquiry on any information contained in such instruction.

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(b)           In the event that the Escrow Agent receives a written instruction signed by the Purchaser directing the disbursement of all or part of the Separation Costs Deposit, the Escrow Agent shall disburse the Separation Costs Deposit in accordance with such instruction.  The Escrow Agent shall rely conclusively and without inquiry on any information contained in such instruction.  At the time any such instruction is provided to the Escrow Agent, the Purchaser shall provide a copy of such instruction to the Shareholder.

(c)           Other than pursuant to Section 2.3(a) or (b), a disbursement of the Escrow Fund shall be subject to compliance with the following procedures:

(i)           in the event that a Purchaser Indemnified Party desires to make a claim against the Escrow Fund on account of, or with respect to, the obligation of the Shareholder to pay the amount of any Working Capital Deficit under Section 3.4(d) of the Purchase Agreement or the amount of any indemnification obligation of the Shareholder under Article XI of the Purchase Agreement (a “Claim”), it shall notify the Escrow Agent and the Shareholder in writing (a “Notice of Claim”), which notice shall set forth with reasonable specificity (A) a description of the Claim and (B) the amount owed by the Shareholder with respect to such Claim, to the extent then known by the Purchaser Indemnified Party or, if not known, as estimated in good faith by the Purchaser Indemnified Party.

(ii)           In the event that the Shareholder disputes that the Purchaser Indemnified Party is entitled to be paid by the Escrow Agent all or any portion of the amounts set forth in such Notice of Claim, the Shareholder shall notify the Escrow Agent and the Purchaser Indemnified Party of such dispute in writing within thirty (30) days after the Escrow Agent’s and the Shareholder’s receipt of the Notice of Claim.  If no such written notice of dispute is received by the Escrow Agent within thirty (30) days after the Escrow Agent and the Shareholder have received a Notice of Claim, the Escrow Agent shall release from the Escrow Deposit portion of the Escrow Fund and deliver to the Purchaser Indemnified Party identified in such Notice of Claim such amount of the Claim specified therein.  The Escrow Agent shall be entitled to assume, without inquiry, that any signatory to a Notice of Claim identified therein as a “Purchaser Indemnified Party” is a Purchaser Indemnified Party.  For all purposes of this Agreement, the Escrow Agent shall be entitled to assume, without inquiry, that any signatory to a notice identified therein as a “Shareholder” is the Shareholder.

(iii)           In the event that the Shareholder disputes the Claim by the Purchaser Indemnified Party and the Shareholder provides the Escrow Agent and the Purchaser Indemnified Party with written notice of such dispute within thirty (30) days after receipt by the Escrow Agent and the Shareholder of the Notice of Claim, the Escrow Agent shall not pay the Claim except as it may be directed (A) solely as to the amount of any Working Capital Deficit under Section 3.4(d) of the Purchase Agreement, by a notice in writing signed by the Purchaser or the Shareholder, which party shall provide concurrently a copy of the notice to the other party hereunder, enclosing a copy of the Accounting Referee’s written determination of the Working Capital Schedule and the Working Capital Surplus or Working Capital Deficit, if any, based thereon, (B) as to any other claim, by a notice in writing signed by the Purchaser or the Shareholder, which party shall provide concurrently a copy of the notice to the other party hereunder, enclosing a copy of a final order, decree or judgment entered by a court or arbitral body of competent jurisdiction, certified by the Clerk (or equivalent officer) of such court or arbitral body (the time for appeal having expired and no appeal having been perfected) directing the manner in which the amount of the Claim shall be distributed to the Purchaser Indemnified Party and/or the Shareholder, or (C) by a notice in writing signed jointly by the Purchaser Indemnified Party and the Shareholder.  Such disputed Claims are hereinafter referred to as “Disputed Unpaid Claims.”  For purposes hereof, Disputed Unpaid Claims will be deemed to have been resolved upon the Escrow Agent paying the Claim in accordance with clause (A), (B) or (C) above or determining that the Purchaser Indemnified Party is not entitled to be paid by the Escrow Agent any amount set forth in the Notice of Claim in accordance with clause (A), (B) or (C) above.  For purposes of this Agreement, the Escrow Agent shall rely conclusively and without inquiry on any document purporting to be a determination by the Accounting Referee of the Final Working Capital Schedule.

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2.4.           Release of Funds.  On the date that is sixty (60) days following the date hereof, the Escrow Agent shall distribute and release to the Shareholder the balance of the Separation Costs Deposit.  In the event that on the twelve (12)-month anniversary on the date hereof, no Claim is pending pursuant to a Notice of Claim theretofore received by the Escrow Agent, the Escrow Agent shall distribute and release to the Shareholder the balance of the Escrow Fund (including interest and earnings included thereon), if any.  If on such date one or more Claims are pending pursuant to a Notice of Claim theretofore received by the Escrow Agent, the Escrow Agent shall retain in escrow such amount as shall be sufficient to satisfy the amount of the Claim specified in any applicable Notices(s) of Claim, and release and distribute to the Shareholder the remaining balance, if any.  Upon resolution of all Disputed Unpaid Claims, the Escrow Agent shall immediately release to the Shareholder the remaining balance, if any of the Escrow Fund.

3.           Termination of the Escrow Fund. This Agreement shall terminate on the first to occur of (i)  the disbursement of the entire Escrow Fund in accordance with Section 2.4 hereof  or (ii) a mutual consent jointly signed by the Purchaser and the Shareholder and which provides for the disbursement of the Escrow Fund.

4.           Covenant of the Escrow Agent.  The Escrow Agent hereby agrees and covenants with the Purchaser and the Shareholder that it shall perform all of its obligations under this Agreement in its capacity as escrow agent and shall not deliver custody or possession of any of the Escrow Fund to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

5.           Resignation and Removal of the Escrow Agent.  The Escrow Agent, or any successor, may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Purchaser and the Shareholder or may be removed, with or without cause, by the Purchaser and the Shareholder acting jointly at any time by providing written notice to the Escrow Agent.  Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein.  Upon any such notice of resignation or removal, the Purchaser and the Shareholder shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by the parties hereto.  Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  Notwithstanding anything to the contrary herein provided, in the event the Escrow Agent resigns as Escrow Agent hereunder and no successor escrow agent has been designated and accepted appointment as successor Escrow Agent within forty-five (45) days following the date of the Escrow Agent’s notice of resignation, the Escrow Agent shall have the right to deposit all property held pursuant to this Agreement into the registry of any court of competent jurisdiction and notify the parties hereto of such deposit, and thereupon the Escrow Agent shall be discharged from all further duties and responsibilities as Escrow Agent under this Agreement.  The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.  After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Agreement.

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6.           Liability of the Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and shall have no implied duties or obligations under this Agreement or otherwise.  The Escrow Agent shall have no liability or obligation with respect to the Escrow Fund or this Agreement except for the Escrow Agent’s willful misconduct or gross negligence.  The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question of the construction of this Agreement or seek the assistance of a court of competent jurisdiction, and shall incur no liability and shall be fully protected in acting in accordance with the advice or instruction of such counsel or such court, except, in either case, in the case of willful misconduct or gross negligence by the Escrow Agent.  In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be charged with or be deemed to have any knowledge or notice of any notice, fact or circumstance not specifically set forth in this Agreement or furnished to the Escrow Agent in notices provided to the Escrow Agent in writing and strictly in accordance with the notice provisions of this Agreement. The Escrow Agent shall not be required to take notice of any agreement or understanding, including but not limited to the Purchase Agreement among the parties hereto, other than this Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Agreement.  The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Agreement or any funds held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.  The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.  The Purchaser and the Shareholder hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent and each of its officers, directors, employees and agents against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, of every nature whatsoever which may be imposed upon the Escrow Agent or any such officer, director, employee or agent or incurred by the Escrow Agent or any such officer, director, employee or agent, directly or indirectly, in connection with this Agreement or the Escrow Agent’s acceptance of appointment as escrow agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof or the cash deposited hereunder; provided, however, that the Escrow Agent shall not be indemnified or held harmless in the event of losses, claims, damages, liabilities or expenses resulting from the Escrow Agent’s gross negligence or willful misconduct.  This indemnification provided herein shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

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7.           Compensation of the Escrow Agent.  The Shareholder and the Purchaser jointly and severally agree to compensate the Escrow Agent for performing its duties hereunder and to reimburse the Escrow Agent in accordance with Schedule 1 attached hereto, excluding any expenses incurred by reason of any claim against Escrow Agent for gross negligence, willful misconduct or violation of fiduciary duty.  Solely between the Shareholder and the Purchaser, the Shareholder and the Purchaser shall each be responsible for fifty percent (50%) of the fees and reasonable out-of-pocket expenses incurred by the Escrow Agent in connection with the performance of its duties hereunder, to the extent set forth on such Schedule 1.

8.           Miscellaneous.

8.1.           Schedules.  Schedule 1 attached hereto is hereby incorporated into this Agreement and is hereby made a part hereof as if set out in full herein.

8.2.           Assignment; Successors in Interest.  No assignment or transfer by any party of such party’s rights and obligations hereunder shall be made except with the prior written consent of the other parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser or to the Purchaser’s lenders under its credit facilities, with a copy of such assignment sent to the Shareholder.  In the case of such an assignment to one or more Affiliates of the Purchaser, such Affiliate(s) shall be the “Purchaser” for all purposes hereunder, however, ExamWorks, Inc. shall remain jointly and severally liable for all obligations of the Purchaser hereunder.  In the event of any such proposed assignment, an amendment to this Agreement to change the name to the assignee, in form and substance reasonably acceptable to the Escrow Agent, shall be executed and delivered in the event the Escrow Agent deems such an amendment to be necessary or desirable.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof.

8.3.           Captions.  The titles and captions contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

8.4.           Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, each party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

8.5.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

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8.6.           Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person other than the parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such person being deemed a third-party beneficiary hereof.

8.7.           Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

8.8.           Integration.  This Agreement and the Purchase Agreement supersede all negotiations, agreements and understandings among the parties, both written and oral, with respect to the subject matter hereof and constitute the entire agreement among the parties with respect thereto (except that the Escrow Agent is not a party to or bound by the terms of the Purchase Agreement).

8.9.           Interpretation.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.  References herein to any law shall be deemed to refer to such law, as amended from time to time, and all rules and regulations promulgated thereunder.

8.10.         Cumulative Remedies.  The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.11.         Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by electronic mail or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:

ExamWorks, Inc.
3280 Peachtree Road, Suite 2625
Atlanta, GA 30305
Attn: CFO
Facsimile No.: (404) 420-2341
Email: miguel.fernandez@examworks.com

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with a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, Georgia  30308-2222
Attn:  Reinaldo Pascual
Facsimile No.:  (404) 685-5227
Email: reypascual@paulhastings.com

To the Shareholder:

George C. Turek
c/o VES Group, Inc.
9400 Grogan’s Mill Road, Suite 305
The Woodlands, Texas 77380-3642
Attn:  George C. Turek
Facsimile No.:  (832) 485-0152
Email:  george.turek@vesservices.com

with a copy to:

Law Offices of Scott J. Orr
3861 Meadow Wood Drive
El Dorado Hills, California 95762
Attn: Scott J. Orr
Facsimile No.:  (832) 485-0266
Email: sjorrlaw@comcast.net

with a copy to:

Bodman PLC
201 W. Big Beaver Road, Suite 500
Troy, Michigan 48084
Attn: Gene P. Bowen
Facsimile No.:  (248) 743-6002
Email: gbowen@bodmanlaw.com

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To the Escrow Agent:

Branch Banking and Trust Company
223 West Nash Street
Wilson, NC 27793
Attn: Marsha R. Hart, CCTS
Facsimile No.: (252) 246-4303
Email: mrhart@bbandt.com

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile during normal business hours of the recipient and if receipt is confirmed by email or facsimile; (c) upon transmission by email if receipt is confirmed by email or facsimile; (d) on the first (1st) business day following delivery to a national overnight courier service or (e) on the fifth (5th) business day following it being mailed by registered or certified mail; provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to its actual receipt thereof.

8.12.         Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules, and the escrow shall be administered at the offices of the Escrow Agent.  Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts in Atlanta, Georgia for any suit, action or proceeding arising out of or in any way related to this Agreement.

8.13.         Further Assurances.  Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

8.14.         Collateral Agreements.  The Escrow Agent shall not be deemed to have knowledge of or to be bound in any way by any contract or agreement between the other parties hereto (other than with respect to this Agreement), including, but not limited to, the Purchase Agreement, whether or not the Escrow Agent has actual knowledge of any such contract or agreement or of its terms and conditions.

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8.15.         Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Authority substantially in the form of Exhibit B hereto (a “Certificate of Authority”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Authority replacing any Certificate of Authority theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Authority furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Authority.

[SIGNATURES BEGIN ON NEXT PAGE]

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IN WITNESS WHEREOF, the Purchaser, the Shareholder and the Escrow Agent have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

EXAMWORKS, INC.

By:
Name:	J. Miguel Fernandez de Castro
Title:	Senior Vice President and
Chief Financial Officer

SHAREHOLDER:

George C. Turek

[Signatures continue on following page.]

(Signature Pages to Escrow Agreement)

ESCROW AGENT:
BRANCH BANKING AND TRUST COMPANY, as ESCROW AGENT

By:
Name:
Title:

(Signature Pages to Escrow Agreement)

Schedule 1

BB&T Corporation, as Escrow Agent

Schedule of Fees & Expenses

EXHIBIT A

INITIAL INVESTMENT ELECTION

EXHIBIT B

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Re:  Escrow Agreement dated [             ], among Branch Banking and Trust Company, ExamWorks, Inc., and George C. Turek (the “Escrow Agreement”)

The specimen signatures set forth below are the specimen signatures of the persons authorized to execute and deliver documents and to initiate and approve transactions pertaining to the Escrow Agreement on behalf of ExamWorks, Inc.

Name/Title	Specimen Signature

J. Miguel Fernandez de Castro, SVP and CFO
Name and Title	Signature

Clare Arguedas, VP and General Counsel
Name and Title	Signature

Crystal B. Patmore, Vice President
Name and Title	Signature

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Re:  Escrow Agreement dated [             ], among Branch Banking and Trust Company, ExamWorks, Inc., and George C. Turek (the “Escrow Agreement”)

The specimen signatures set forth below are the specimen signatures of the persons authorized to execute and deliver documents and to initiate and approve transactions pertaining to the Escrow Agreement on behalf of the Shareholder.

Name/Title	Specimen Signature

George C. Turek
Name and Title (if applicable)	Signature

Exhibit 8.2(j)

Release

See attached.

RELEASE

THIS RELEASE (this “Release”) is made by  [            ] (the “Releasor”), in favor of MES Group, Inc., a Michigan corporation (the “Company”), effective as of [          ], and is entered into in connection with the transactions evidenced by that certain Stock Purchase Agreement (the “Agreement”), dated as of January 11, 2011, by and among ExamWorks, Inc., a Delaware corporation (the “Purchaser”), ExamWorks Group, Inc., a Delaware corporation and the sole shareholder of the Purchaser (the “Parent”), the Company, and George C. Turek, the sole shareholder of the Company.  Capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Agreement.

RECITALS

WHEREAS, the Releasor is the [                   ] of the Company; and

WHEREAS, to induce the Purchaser and the Parent to enter into the Agreement and consummate the transactions contemplated thereby, the Releasor has agreed to release the Company and its affiliates from certain claims as more fully set forth in this Release.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor agrees as follows:

1.           Release.  Subject to Section 2 below, the Releasor hereby does, for himself or herself, his or her successors and assigns, release and forever discharge the Company, the Purchaser, and the Parent, and their respective shareholders, officers, directors, members, agents (including outside counsel and accountants) and the successors and assigns of each of them or any of their respective assets, of and from any and all known or unknown, contingent or direct, liquidated or unliquidated, actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever, in law or in equity, which the Releasor ever had, now has or hereafter shall or may have by reason of or in any way arising out of any cause, matter or thing whatsoever relating to the Company or the business or any other business or assets of the Company, existing up to, or arising out of circumstances that occurred prior to and including, the Closing Date, and, in particular, without limiting the generality of the foregoing, for or by reason of or in any way arising out of (i) any and all loans or advances to the Company, (ii) claims for contribution under any employee benefits or any plans or arrangements, or (iii) claims based on any alleged rights held by the Releasor to purchase shares of capital stock of the Company, or derivatives of any of the foregoing (collectively, the “Released Claims”).

2.           Transaction Documents Not Affected.  Notwithstanding anything in this Release to the contrary, nothing herein shall be deemed to release, waive, modify, amend or otherwise affect the rights, duties and obligations of the various parties under the Agreement or the documents and instruments entered into pursuant to the Agreement.

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3.           Representation.  The Releasor hereby represents and warrants (i) that there has been no assignment or other transfer of any interest in any Released Claim, and (ii) that he or she has received all necessary or appropriate information from the Company with respect to the subject matter of this Release to enable him or her to enter into this Release with full and sufficient information and knowledge concerning the nature and extent of the rights, claims and interests waived and released hereby and the nature and extent of the consideration received therefor.  The Releasor acknowledges that he or she has had an opportunity to consult with an attorney of his or her choosing with respect to this Release and has executed this Release as his or her free and voluntary act.

4.           Miscellaneous.

a.  The provisions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

b.  Notwithstanding anything herein to the contrary, this Release shall be effective only on the occurrence of the Closing.

c.  This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

[Signature provided on following page.]

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IN WITNESS WHEREOF, the Releasor has executed this Release as of the date first written above.

RELEASOR:

Name: [ ]

Exhibit 8.2(k)

Excluded Subsidiaries Agreement

See attached.

EXCLUDED SUBSIDIARIES AGREEMENT

THIS EXCLUDED SUBSIDIARIES AGREEMENT (this “Agreement”) dated as of ___________, 2011, is made and entered into by and among by and among MES Group, Inc., a Michigan corporation (the “Company”), George C. Turek, the majority shareholder of the Company, (the “Majority Shareholder”), Medical Evaluation Specialists, Inc., a Texas corporation (“MES Texas”), VES Group, Inc., a Texas corporation (“VES Group”), Medical Evaluation Specialists, Inc., an Illinois corporation (“MES Illinois”), and MEDS, Inc., a Michigan corporation (“MEDS” and, together with MES Texas and MES Illinois, the “Excluded Subsidiaries”), and is entered into in connection with the transactions evidenced by that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of January 11, 2011, by and among ExamWorks, Inc., a Delaware corporation (the “Purchaser”), ExamWorks Group, Inc., a Delaware corporation and the sole shareholder of the Purchaser (the “Parent”), the Company, the Majority Shareholder, and each of the individuals identified as a “Minority Shareholder” on the signature page thereto.  Capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Stock Purchase Agreement.

WHEREAS, the Purchaser is acquiring the Business of the Company pursuant to the Stock Purchase Agreement (the “Transaction”);

WHEREAS, the Excluded Subsidiaries are engaged in the VES Business;

WHEREAS, prior to the Closing of the transactions contemplated by the Stock Purchase Agreement, the Excluded Subsidiaries were subsidiaries of the Company;

WHEREAS, as required or contemplated by the Stock Purchase Agreement, the Excluded Subsidiaries have, prior to the Closing, transferred to the Company or the Company’s Subsidiaries all right, title and interest in and to the Transferred Assets and the Company or the Company’s Subsidiaries have engaged in a series of transactions for the benefit of the Excluded Subsidiaries; and

WHEREAS, the parties will derive significant direct and indirect benefits from the Transaction, and, in order to realize such benefits and to induce the Purchaser to consummate the transactions contemplated in the Stock Purchase Agreement, the parties believe it in their best interests to enter into this Agreement setting forth in writing the terms and conditions of the agreements set forth below.

NOW, THEREFORE, in consideration of the mutual benefits to each party, the parties, intended to be legally bound, agree as follows:

1.
Background and Acknowledgements.  This Agreement is being executed and delivered as a condition to the Stock Purchase Agreement.  The parties understand that this Agreement is an important element of the Stock Purchase Agreement and that the Purchaser would not consummate the Transaction without the assurance that the Excluded Subsidiaries will not engage in the activities prohibited by this Agreement.  In order to induce the Purchaser to consummate the transactions contemplated by the Stock Purchase Agreement, the Excluded Subsidiaries agree to restrict their actions as provided in this Agreement and the parties acknowledge that such restrictions are reasonable in light of the benefits of the Transaction.

2.	Restrictive Covenants.

(a)
Non-Competition.  Each Excluded Subsidiary hereby acknowledges that (A) each of the Purchaser and the Company conducts the Business and has current plans to further expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Company and its Subsidiaries, it is essential that any non-competition covenant with respect thereto cover all of the Business and the entire Territory.  Each Excluded Subsidiary agrees that it and its Affiliates shall not, during the Non-Compete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) engage in the Business within the Territory, (ii) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting or other nature) or lend money to any Person that engages in the Business within the Territory, or (iii) perform, teach or instruct any Person to perform services of a type the Business arranges or facilitates, or which are otherwise related to the Business, including, without limitation, independent medical examinations, peer reviews and expert testimony.  Notwithstanding the foregoing, nothing herein shall prevent any Excluded Subsidiary or any Excluded Subsidiary’s Affiliates from (w) being employed by or otherwise contracting with the Purchaser or one of its Affiliates, (x) owning an interest in the Parent, (y) purchasing up to five percent (5%) of the outstanding capital stock or other securities of any publicly traded corporation, or (z) engaging in, owning an interest in, or otherwise conducting any activities in connection with the VES Business.

(b)
Nonsolicitation.  Each Excluded Subsidiary agrees that such Excluded Subsidiary and its Affiliates shall not, during the Non-Compete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on its behalf or on behalf of any other Person, any employee of any Acquired Company or any Affiliate thereof who was an employee of the Company or any Subsidiary on or prior to the Closing Date or who is a Named Retained Employee, (y) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit or solicit any employee of any Acquired Company or an Affiliate thereof who was an employee of the Company or any Subsidiary on or prior to the Closing Date or who is a Named Retained Employee, or (z) otherwise encourage any employee of the Acquired Company or any Affiliate thereof who was an employee of the Company or any Subsidiary on or prior to the Closing Date or who is a Named Retained Employee to discontinue his or her employment by any Acquired Company or any Affiliate thereof; (ii) solicit any customer of any Acquired Company or Affiliate thereof who is or has been a customer of the Company or a Subsidiary on or prior to the Closing Date (other than the VA) for the purpose of providing, distributing or selling products or services similar to those sold or provided by any Acquired Company; or (iii) persuade or attempt to persuade any customer or supplier of any Acquired Company or any of its Affiliates to terminate or modify such customer’s or supplier’s relationship with any Acquired Company or any of its Affiliates.  Notwithstanding the foregoing, nothing herein shall apply to (A) any employee of any Acquired Company or any Affiliate thereof, who responds to a general public advertisement or otherwise contacts the Excluded Subsidiary or an Excluded Subsidiary Affiliate on his or her own initiative, without any direct or indirect recruitment by the Excluded Subsidiary or any Excluded Subsidiary Affiliate or (B) any of the following individuals: Joseph P. Chartier, Michael J. Dornan, Mark J. Schmitz, or Rhonda Lynn Sup; provided, that such individual provides the applicable Acquired Company or Affiliate thereof with not less than thirty (30) days’ notice prior to commencing employment with any Excluded Subsidiary.

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(c)
Referrals.  Each Excluded Subsidiary agrees that, during the Non-Compete Period, if and when any Person (other than the VA) contacts an Excluded Subsidiary or any Excluded Subsidiary Affiliate with respect to any aspect of the Business, including, without limitation, inquiries or requests from customers or potential customers with respect to the Business (including the performance of independent medical examinations, record reviews, expert testimony or other services), whether by web contact, phone, email, facsimile, mail or otherwise, such Excluded Subsidiary shall use its commercially reasonable efforts to refer any such Person to the Purchaser.

(d)
Non-Disparagement.  Each Excluded Subsidiary agrees not to criticize, denigrate, or otherwise disparage the Purchaser or any of its Affiliates, directors, officers or employees, or any of their products, services, processes, policies, practices, standards of business conduct, or current or former areas of business.

(e)
Severability.  In the event a judicial or arbitral determination is made that any provision of this Section 2 constitutes an unreasonable or otherwise unenforceable restriction against an Excluded Subsidiary or an Excluded Subsidiary Affiliate, the provisions of this Section 2 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Excluded Subsidiary or such Excluded Subsidiary Affiliate.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 2 and to apply the provisions of this Section 2 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  The time period during which the prohibitions set forth in this Section 2 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Excluded Subsidiary or Excluded Subsidiary Affiliate violates such prohibitions in any respect.

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3.
Release.  Subject to Section 3(a) below, each of the Excluded Subsidiaries hereby does, for itself and its successors and assigns, release and forever discharge the Company, the Subsidiaries, the Purchaser, and the Parent, and their respective shareholders, officers, directors, members, agents (including outside counsel and accountants) and the successors and assigns of each of them or any of their respective assets, of and from any and all known or unknown, contingent or direct, liquidated or unliquidated, actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever, in law or in equity, which such Excluded Subsidiary ever had, now has or hereafter shall or may have by reason of or in any way arising out of any cause, matter or thing whatsoever relating to the Company, the Subsidiaries or the Business or any other business or assets of the Company, existing up to, or arising out of circumstances that occurred prior to and including, the Closing Date (collectively, the “Released Claims”).

(a)
Transaction Documents Not Affected.  Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to release, waive, modify, amend or otherwise affect the rights, duties and obligations of the various parties under the Stock Purchase Agreement or the documents and instruments entered into pursuant to the Stock Purchase Agreement.

(b)
Representation.  Each Excluded Subsidiary hereby represents and warrants (i) that there has been no assignment or other transfer of any interest in any Released Claim, and (ii) that such Excluded Subsidiary has received all necessary or appropriate information from the Company with respect to the subject matter of this release to enable it to enter into this release with full and sufficient information and knowledge concerning the nature and extent of the rights, claims and interests waived and released hereby and the nature and extent of the consideration received therefor.

4.	Representations and Warranties. Each of the Excluded Subsidiaries hereby represents and warrants to the Majority Shareholder and the Company as follows as of the date hereof:

(a)
Organization and Authorization.  MES Texas is a corporation, duly incorporated, validly existing and in good standing under the State of Texas.  MES Illinois is a corporation, duly incorporated, validly existing and in good standing under the State of Illinois.  MEDS is a corporation, duly incorporated, validly existing and in good standing under the State of Michigan.  Each of the Excluded Subsidiaries has full corporate power and authority to execute this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Excluded Subsidiaries.  Each of the Excluded Subsidiaries has the full legal right, power and capacity to execute this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and constitutes the valid and binding agreement of the parties.  The execution, delivery and performance of this Agreement does not conflict with charter or bylaws of any Excluded Subsidiary or any term or provision of any contract, arrangement or understanding to which any Excluded Subsidiary is a party.

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(b)
Transfer.  The Excluded Subsidiaries have assigned, distributed and transferred all of their right, title and interest in and to the Transferred Assets to the Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens, pursuant to a confirmatory assignment agreement (the “Transfer”).  Except for the Transferred Assets and the DMS Software, no other assets of the Excluded Subsidiaries are necessary to permit the Company and the Subsidiaries to conduct the Business in accordance with past practices and as conducted by the Company and the Subsidiaries immediately prior to the Closing.

5.	Employee Matters.

(a)
Transferred Employees.  At the Closing, the Purchaser, Parent, Company, or one of the Subsidiaries shall offer employment to the Excluded Subsidiary employees listed on Exhibit A (the “Transferred Employees”).  The parties agree that, conditioned on an offer of employment by the Purchaser, the Parent, or the Company to each Transferred Employee, such Transferred Employee’s employment with the applicable Excluded Subsidiary shall be terminated effective as of the Closing. The applicable Excluded Subsidiary shall notify such Transferred Employees prior to Closing of such termination in accordance with its human resource policies and applicable Law.

(b)
No Contract.  Notwithstanding anything to the contrary in this Section 5, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between the Parent, the Purchaser and the Acquired Companies, on the one hand, and any employee of any Excluded Subsidiary, on the other hand, and no employee of any Excluded Subsidiary may rely on this Agreement as the basis for any breach of contract claim against the Parent, the Purchaser or the Acquired Companies, (ii) nothing in this Agreement shall be deemed or construed to require the Parent, the Purchaser, or any Acquired Company to continue to employ any particular employee of any Excluded Subsidiary for any period after the Closing, (iii) nothing in this Agreement shall be deemed to constitute an amendment to any benefit plan or construed to limit the Purchaser’s or any Acquired Company’s  right to terminate the employment of any employee of any Excluded Subsidiary during any period after the Closing.

6.	Intellectual Property.

(a)	Except for the DMS Software, the Excluded Subsidiaries do not own any Intellectual Property that is used in the Business.

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(b)	Effective as of the Closing, VES Group has discontinued any and all use of the mark described in Exhibit B (the “Mark”) in so far as it includes any reference to “MES Solutions since 1978”.

7.	Names.

(a)
Each Excluded Subsidiary agrees to cease using in its company name any reference to “Medical Evaluation Specialists” or “MES”.  As promptly as practicable following the Closing, each Excluded Subsidiary shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name.

(b)
Notwithstanding anything to the contrary in this Agreement, the Parent, the Purchaser, the Company, and the Company’s Subsidiaries acknowledge and agree that prior to the Closing, the Excluded Subsidiaries have used names, marks, phrases and logos incorporating “Medical Evaluation Specialists”, “MES” and/or “MES Solutions” in connection with the VES Business, including, but not limited to, in printed and electronic advertising, literature and sales materials and that any such use relating to the period prior to the Closing shall not constitute a violation of this Agreement.  As promptly as practicable following the Closing, each Excluded Subsidiary shall discontinue any and all use of any names, marks, phrases and logos incorporating “Medical Evaluation Specialists”, “MES” and/or “MES Solutions”.

8.
Indemnification.  Each Excluded Subsidiary shall indemnify, defend and hold harmless the Parent, the Purchaser, the Company, and the Company’s Subsidiaries from, against, and in respect of, any and all Losses directly arising out of or directly relating to (i) any breach or inaccuracy of any representation or warranty made by any Excluded Subsidiary or VES Group under this Agreement, (ii) any breach of any covenant, agreement or undertaking made by any Excluded Subsidiary or VES Group under this Agreement; or (iii) any liability related to the VES Business.

9.	Miscellaneous.

(a)
Governing Law; Venue. This Agreement will be construed in accordance with and governed in all respects by the laws of the State of Delaware without regard to the conflict of laws principles of Delaware or any other jurisdiction.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the State of Delaware.  Each party expressly and irrevocably consents and submits to the jurisdiction of each such state and federal courts (and each appellate courts located in the State of Delaware) in connection with any such legal proceeding.

(b)
Assignment. No party to this Agreement may assign this entire Agreement or any rights or obligations hereunder without the prior written consent of the other parties, except that each party may assign this entire Agreement or any of its rights or obligations hereunder, without the prior consent of the other parties to any Affiliate of the assigning party.  This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

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(c)
Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

(d)
Counterparts.  This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on all of the parties. This Agreement may be executed by facsimile signature and any such signature shall have the same force and effect as a manual signature.

(e)
Further Assurances.  Each of the parties agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, execute, acknowledge and deliver such other documents and take such further action as reasonably may be necessary to carry out the purposes of this Agreement.

(f)
Entire Agreement.  This Agreement, along with the Stock Purchase Agreement and the Ancillary Documents thereto, sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.  This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both parties.

(g)	Third Party Beneficiary. The parties agree that Purchaser shall be an express third party beneficiary to this Agreement.

 [Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Majority Shareholder	Medical Evaluation Specialists, Inc.,

an Illinois corporation

By:

George C. Turek	Name:

Title:

MES Group, Inc.	Medical Evaluation Specialists, Inc.,

a Texas corporation

By:	By:

Name:	Name:

Title:	Title:

VES Group, Inc.	MEDS, Inc.

By:	By:

Name:	Name:

Title:	Title:

(Signature Page to Excluded Subsidiaries Agreement)

Exhibit A

Transferred Employees

Exhibit B

Mark

Registration number 3,855,283, registered October 5, 2010, for design containing the words: “Veterans Evaluation Services Proud to Serve MES Solutions since 1978.”

Exhibit 8.2(l)(a)

DMS Software IP Assignment Agreement

See attached.

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (this “Agreement”) is entered into as of _______________ __, 2011 (the “Effective Date”) by and between ExamWorks, Inc., a Delaware corporation (“ExamWorks”) on the one hand and MEDS, Inc., a Michigan Corporation (“MEDS”) on the other.

Recitals

Whereas, ExamWorks and MES Group, Inc., a Michigan corporation, are parties to that certain Purchase Agreement dated as of January 11, 2011 (the “Purchase Agreement”), pursuant to which ExamWorks is acquiring the commerical Independent Medical Examination (IME) and Peer Review Services (PRS) business of MES Group, Inc. (the “Acquired Business”);

Whereas, prior to the Closing of the transactions contemplated by the Purchase Agreement, MEDS was a subsidiary of MES Group, Inc. and has or will benefit from the transactions contemplated by the Purchase Agreement and is bound by obligations set forth in the Purchase Agreement and related documents;

Whereas, MEDS is the owner of certain software which is used in the Acquired Business and which, pursuant to the Purchase Agreement, is to be jointly owned by the MEDS and ExamWorks; and

Whereas, MEDS is willing to transfer to ExamWorks joint ownership of all of its right, title, and interest in and to such software and ExamWorks desires to receive such joint ownership interest.

Now Therefore, in consideration of the mutual covenants and agreements set forth below and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Agreement

1.              Definitions.  As used in this Agreement:

1.1.           “ExamWorks Business” means the business of ExamWorks and its affiliates as currently conducted and as may be conducted in the future (either by ExamWorks or a successor thereof), including, but not limited to, (a) the business of arranging and facilitating independent medical examinations, utilization reviews, peer reviews, record reviews, bill reviews, medical cost containment services, Medicare set-aside services, and related services (including, without limitation, physician examinations, pharmaceutical diagnostic analysis, medical and vocational case management and other reviews of medical records, appearing and testifying as expert witness in legal proceedings and evaluations under oath) for insurance companies, attorneys and other third parties to examine, validate, independently review and/or evaluate, as the case may be, workers’ compensation, liability, personal injury, disability and/or other medical claims, billing and pricing matters, and (b) the business of managing medical practices that provide any of the foregoing.  “ExamWorks Business” shall include, without limitation, functions such as billing, scheduling, transcription, information technology, software development and support, network management and credentialing services performed in connection with the foregoing.

1.2.           “Excluded Subsidiaries” means Medical Evaluation Specialists, Inc., a Texas Corporation, Medical Evaluation Specialists, Inc., an Illinois Corporation, and MEDS.

1.3.           “VES Business” means the business VES Group, Inc., a Texas corporation, and its affiliates, including, but not limited to, the Excluded Subsidiaries, as currently conducted and as may be conducted in the future (either by the Excluded Subsidiaries or a successor thereof), including, but not limited to, the business of arranging and facilitating compensation and pension examinations, medical disability examinations, fitness for duty examinations, all other examinations of a similar nature, all related and ancillary services and any support services, but only on a direct or subcontracting basis for the U.S. Department of Veterans Affairs including, without limitation, all departments, divisions and agencies within the U.S. Department of Veterans Affairs and the U.S. Department of Defense (to the extent relating to veteran’s affairs or military personnel), or any successors thereto.

1.4.           “Software” means the software identified on Exhibit A in Source Code and Object Code forms.

1.5.           “Intellectual Property” means know how, methods, processes, techniques, proprietary information, specifications, protocols, schematics, diagrams, data, inventions (whether or not patentable), apparatuses, hardware, devices, structures, algorithms, software, databases, works of authorship, documentation, logos, source identifiers, names, and other forms of intellectual property or technology.

1.6.           “Intellectual Property Rights” means any and all now known or hereafter existing (i) rights associated with works of authorship, including copyrights and moral rights; (ii) mask work rights; (iii) trade secret rights; (iv) trademark and trade name rights, domain names, and similar rights; (v) patent rights and industrial property rights; (vi) other proprietary rights in Intellectual Property of every kind and nature; and (vii) all registrations, applications, renewals, extensions, or reissues of the foregoing, in each case in any jurisdiction throughout the world.

1.7.           “Object Code” means the fully compiled version of a software program that can be executed by a computer and used by an end user without further compilation.

1.8.           “Source Code” means a complete copy of the annotated source code of a software program which, when compiled, will produce the Object Code version of said software, including all encryption code, system documentation and flowcharts, algorithm and subroutine descriptions, linking information, memory and overlay maps, name and/or label conventions, program narrators, source code listings and other documentation and commentary reasonably necessary for a reasonably competent computer programmer to compile, install, maintain, service, use, modify, and enhance such software program without the aid of any of the assigning parties.

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2.	Assignment.

2.1.           Effective as of the Closing Date (as defined in the Purchase Agreement), and subject to the rights and restrictions under Section 4, MEDS hereby irrevocably and unconditionally grants, conveys, transfers, and assigns to ExamWorks undivided joint right, title, and interest in and to the Software and all Intellectual Property Rights therein (the “Joint IP”), including the right to sue and recover damages for past, present, and future infringement or misappropriation of the Joint IP.

2.2.           MEDS agrees to perform, at the expense of ExamWorks, all acts deemed necessary or desirable by ExamWorks to permit and assist ExamWorks in perfecting and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Joint IP.  Such acts may include execution of documents and assistance or cooperation in the registration and enforcement of the Joint IP or other legal proceedings, including providing documents and materials in the possession or control of MEDS.

3.           Delivery.  Concurrently herewith, MEDS will deliver to ExamWorks copies of both the Source Code and Object Code of the Software assigned to ExamWorks hereunder, and copies of any other documents and tangible embodiments of the Joint IP.

4.	Intellectual Property Rights & Use in Business

4.1.           ExamWorks.  ExamWorks shall own all right, title, and interest in and to all Intellectual Property, and Intellectual Property Rights therein, created by or on behalf of ExamWorks based on or in view of the Joint IP, including all right, title, and interest in and to any modifications to, or derivative works of, the Software created by or on behalf of ExamWorks after the Closing Date (collectively, the “ExamWorks IP”). ExamWorks shall have an unrestricted right, without any duty of accounting to MEDS, to make, have made, use, have used, import, export, copy, display, perform, create derivative works of, and otherwise use the Joint IP and ExamWorks IP only in connection with the ExamWorks Business; provided, however, that ExamWorks shall have no right to sell, have sold, distribute, transfer, or license the Joint IP or ExamWorks IP to a third party without the written consent of MEDS except as provided in Section 6.2 (Assignment).

4.2.           Excluded Subsidiaries.  The Excluded Subsidiaries shall own all right, title, and interest in and to all Intellectual Property, and Intellectual Property Rights therein, created by or on behalf of the Excluded Subsidiaries based on or in view of the Joint IP, including all right, title, and interest in and to any modifications to, or derivative works of, the Software created by or on behalf of the Excluded Subsidiaries after the Closing Date (collectively “Excluded Subsidiary IP”).  The Excluded Subsidiaries shall have an unrestricted right, without any duty of accounting to ExamWorks, to make, have made, use, have used, import, export, copy, display, perform, create derivative works of, and otherwise use the Joint IP and Excluded Subsidiary IP only in connection with the VES Business; provided, however, that the Excluded Subsidiaries shall have no right to sell, have sold, distribute, transfer, or license the Joint IP or the Excluded Subsidiary IP to a third party without the written consent of ExamWorks except as provided in Section 6.2 (Assignment).

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4.3.           Enforcement. Each party shall promptly notify the other parties in the event such party becomes aware of any infringement of Joint IP by any third party.  If Joint IP is infringed by a third party, a party may elect to bring a lawsuit or assert a claim against the third party (an “Infringement Claim”) and the other parties may join in such Infringement Claim.  The party who is prosecuting the Infringement Claim will be responsible for all costs, including any costs incurred by the other parties in connection with cooperating in such Infringement Claim.  If one or more parties are prosecuting the Infringement Claim, such parties will equally share such costs.  Any recovery, after reimbursement of costs incurred by the non-enforcing parties first, then the enforcing party second, will be retained by the enforcing party, and to the extent more than one party has enforced the Infringement Claim will be equally shared by such parties.  Should one or more of the parties elect to enforce the Infringement Claim, but lack sufficient standing without the joinder of the other parties, the enforcing parties may request the other parties to join in any suit to prosecute the Infringement Claim, at the enforcing parties’ expense.  The enforcing parties shall have sole control over the prosecution and settlement of the Infringement Claim.

5.	Representations and Warranties

5.1.           Mutual Representations and Warranties.  Each party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

5.2.           Representations and Warranties By MEDS.  MEDS represents and warrants that:

(a)           prior to Closing, MEDS exclusively owns all right, title, and interest in and to the Joint IP, including all Intellectual Property Rights therein, free and clear of any security interest, option, lien, license, or encumbrance of any nature in and to the Joint IP other than license rights granted to MES Group, Inc. and its subsidiaries;

(b)           it has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the Joint IP and no portion of the Source Code for the Joint IP has been or is required to be disclosed or licensed to any third party other than VES Group, Inc. and the Excluded Subsidiaries;

(c)           it has the right to transfer the Joint IP and all Intellectual Property Rights therein to ExamWorks as provided in this Agreement; and

(d)           to its knowledge, the Joint IP does not infringe or misappropriate the Intellectual Property Rights of any third party.

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6.	Miscellaneous

6.1.           Governing Law; Venue. This Agreement will be construed in accordance with and governed in all respects by the laws of the State of Delaware without regard to the conflict of laws principles of Delaware or any other jurisdiction.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the State of Delaware.  Each party expressly and irrevocably consents and submits to the jurisdiction of each such state and federal courts (and each appellate courts located in the State of Delaware) in connection with any such legal proceeding.

6.2.           Assignment. No party to this Agreement may assign this entire Agreement or any rights or obligations hereunder without the prior written consent of the other parties, except that each party may assign this entire Agreement or any of its rights or obligations hereunder, without the prior consent of, but upon written notice to (which notice shall be accompanied by a copy of the assignment document which shall evidence the assignee’s agreement to be bound by all of the terms of this Agreement), the other parties to: (a) any affiliate of the assigning party; or (b) any third party in connection with a merger, change in control, or sale of all or substantially all of the assets of the assigning party which pertain to this Agreement.  This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

6.3.           Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

6.4.           Independent Contractors.  This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the parties except that of independent contractors.

6.5.           Attorneys’ Fees.  In the event of any litigation arising out of or related to this Agreement, the prevailing party or parties shall be entitled to recover their reasonable attorneys’ fees and other costs and expenses incurred in connection with such litigation from the non-prevailing party or parties.

6.6.           Counterparts.  This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on all of the parties. This Agreement may be executed by facsimile signature and any such signature shall have the same force and effect as a manual signature.

6.7.           Further Assurances.  Each of the parties agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, execute, acknowledge and deliver such other documents and take such further action as reasonably may be necessary to carry out the purposes of this Agreement.

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6.8.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.  This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ExamWorks, Inc.	MEDS, Inc.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY ASSIGNMENT]

Exhibit A

Software

The document management system software more commonly known as ‘DMS,’ which is used to run internal document management systems and which, among other things, interfaces with the operating system software more commonly known as ‘MES OMS’ and ‘PRS OMS,’.

Exhibit 8.2(l)(b)

OMS Software IP Assignment Agreement

See attached.

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (this “Agreement”) is entered into as of _______________ __, 2011 (the “Effective Date”) by and between MES Group, Inc., a Michigan corporation (“MES”) on the one hand and VES Group, Inc., a Texas Corporation (“VES”) on the other.

Recitals

Whereas, MES and ExamWorks, Inc., a Delaware corporation, are parties to that certain Purchase Agreement dated as of January 11, 2011 (the “Purchase Agreement”), pursuant to which ExamWorks is acquiring the commerical Independent Medical Examination (IME) and Peer Review Services (PRS) business of MES (the “Acquired Business”);

Whereas, prior to the Closing of the transactions contemplated by the Purchase Agreement, the Excluded Subsidiaries were subsidiaries of MES and have or will benefit from the transactions contemplated by the Purchase Agreement and are bound by obligations set forth in the Purchase Agreement and related documents;

Whereas, as of the Closing of the transactions contemplated by the Purchase Agreement, the Excluded Subsidiaries are subsidiaries of VES;

Whereas, MES is the owner of certain software which is used in the VES Business and which, pursuant to the Purchase Agreement, is to be jointly owned by the MES and VES; and

Whereas, MES is willing to transfer to VES joint ownership of all of its right, title, and interest in and to such software and VES desires to receive such joint ownership interest.

Now Therefore, in consideration of the mutual covenants and agreements set forth below and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Agreement

1.              Definitions.  As used in this Agreement:

1.1.           “MES Business” means the business of MES and its affiliates as currently conducted and as may be conducted in the future (either by MES or a successor thereof), including, but not limited to, (a) the business of arranging and facilitating independent medical examinations, utilization reviews, peer reviews, record reviews, bill reviews, medical cost containment services, Medicare set-aside services, and related services (including, without limitation, physician examinations, pharmaceutical diagnostic analysis, medical and vocational case management and other reviews of medical records, appearing and testifying as expert witness in legal proceedings and evaluations under oath) for insurance companies, attorneys and other third parties to examine, validate, independently review and/or evaluate, as the case may be, workers’ compensation, liability, personal injury, disability and/or other medical claims, billing and pricing matters, and (b) the business of managing medical practices that provide any of the foregoing.  “MES Business” shall include, without limitation, functions such as billing, scheduling, transcription, information technology, software development and support, network management and credentialing services performed in connection with the foregoing.

1.2.           “Excluded Subsidiaries” means Medical Evaluation Specialists, Inc., a Texas Corporation, Medical Evaluation Specialists, Inc., an Illinois Corporation, and MEDS.

1.3.           “VES Business” means the business VES and its affiliates, including, but not limited to, the Excluded Subsidiaries, as currently conducted and as may be conducted in the future (either by the Excluded Subsidiaries or a successor thereof), including, but not limited to, the business of arranging and facilitating compensation and pension examinations, medical disability examinations, fitness for duty examinations, all other examinations of a similar nature, all related and ancillary services and any support services, but only on a direct or subcontracting basis for the U.S. Department of Veterans Affairs including, without limitation, all departments, divisions and agencies within the U.S. Department of Veterans Affairs and the U.S. Department of Defense (to the extent relating to veteran’s affairs or military personnel), or any successors thereto.

1.4.           “Software” means the software identified on Exhibit A in Source Code and Object Code forms.

1.5.           “Intellectual Property” means know how, methods, processes, techniques, proprietary information, specifications, protocols, schematics, diagrams, data, inventions (whether or not patentable), apparatuses, hardware, devices, structures, algorithms, software, databases, works of authorship, documentation, logos, source identifiers, names, and other forms of intellectual property or technology.

1.6.           “Intellectual Property Rights” means any and all now known or hereafter existing (i) rights associated with works of authorship, including copyrights and moral rights; (ii) mask work rights; (iii) trade secret rights; (iv) trademark and trade name rights, domain names, and similar rights; (v) patent rights and industrial property rights; (vi) other proprietary rights in Intellectual Property of every kind and nature; and (vii) all registrations, applications, renewals, extensions, or reissues of the foregoing, in each case in any jurisdiction throughout the world.

1.7.           “Object Code” means the fully compiled version of a software program that can be executed by a computer and used by an end user without further compilation.

1.8.           “Source Code” means a complete copy of the annotated source code of a software program which, when compiled, will produce the Object Code version of said software, including all encryption code, system documentation and flowcharts, algorithm and subroutine descriptions, linking information, memory and overlay maps, name and/or label conventions, program narrators, source code listings and other documentation and commentary reasonably necessary for a reasonably competent computer programmer to compile, install, maintain, service, use, modify, and enhance such software program without the aid of any of the assigning parties.

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2.	Assignment.

2.1.           Effective as of the Closing Date (as defined in the Purchase Agreement), and subject to the rights and restrictions under Section 4, MES hereby irrevocably and unconditionally grants, conveys, transfers, and assigns to VES undivided joint right, title, and interest in and to the Software and all Intellectual Property Rights therein (the “Joint IP”), including the right to sue and recover damages for past, present, and future infringement or misappropriation of the Joint IP.

2.2.           MES agrees to perform, at the expense of VES, all acts deemed necessary or desirable by VES to permit and assist VES in perfecting and enforcing the full benefits, enjoyment, rights, and title throughout the world in the Joint IP.  Such acts may include execution of documents and assistance or cooperation in the registration and enforcement of the Joint IP or other legal proceedings, including providing documents and materials in the possession or control of MES.

3.           Delivery.  Concurrently herewith, MES will deliver to VES copies of both the Source Code and Object Code of the Software assigned to VES hereunder, and copies of any other documents and tangible embodiments of the Joint IP.

4.	Intellectual Property Rights & Use in Business

4.1.           MES.  MES shall own all right, title, and interest in and to all Intellectual Property, and Intellectual Property Rights therein, created by or on behalf of MES based on or in view of the Joint IP, including all right, title, and interest in and to any modifications to, or derivative works of, the Software created by or on behalf of MES after the Closing Date (collectively, the “MES IP”). MES shall have an unrestricted right, without any duty of accounting to VES, to make, have made, use, have used, import, export, copy, display, perform, create derivative works of, and otherwise use the Joint IP and MES IP only in connection with the MES Business; provided, however, that MES shall have no right to sell, have sold, distribute, transfer, or license the Joint IP or MES IP to a third party without the written consent of VES except as provided in Section 6.2 (Assignment).

4.2.           Excluded Subsidiaries.  The Excluded Subsidiaries shall own all right, title, and interest in and to all Intellectual Property, and Intellectual Property Rights therein, created by or on behalf of the Excluded Subsidiaries based on or in view of the Joint IP, including all right, title, and interest in and to any modifications to, or derivative works of, the Software created by or on behalf of the Excluded Subsidiaries after the Closing Date (collectively “Excluded Subsidiary IP”).  The Excluded Subsidiaries shall have an unrestricted right, without any duty of accounting to MES, to make, have made, use, have used, import, export, copy, display, perform, create derivative works of, and otherwise use the Joint IP and Excluded Subsidiary IP only in connection with the VES Business; provided, however, that the Excluded Subsidiaries shall have no right to sell, have sold, distribute, transfer, or license the Joint IP or the Excluded Subsidiary IP to a third party without the written consent of MES except as provided in Section 6.2 (Assignment).

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4.3.           Enforcement. Each party shall promptly notify the other parties in the event such party becomes aware of any infringement of Joint IP by any third party.  If Joint IP is infringed by a third party, a party may elect to bring a lawsuit or assert a claim against the third party (an “Infringement Claim”) and the other parties may join in such Infringement Claim.  The party who is prosecuting the Infringement Claim will be responsible for all costs, including any costs incurred by the other parties in connection with cooperating in such Infringement Claim.  If one or more parties are prosecuting the Infringement Claim, such parties will equally share such costs.  Any recovery, after reimbursement of costs incurred by the non-enforcing parties first, then the enforcing party second, will be retained by the enforcing party, and to the extent more than one party has enforced the Infringement Claim will be equally shared by such parties.  Should one or more of the parties elect to enforce the Infringement Claim, but lack sufficient standing without the joinder of the other parties, the enforcing parties may request the other parties to join in any suit to prosecute the Infringement Claim, at the enforcing parties’ expense.  The enforcing parties shall have sole control over the prosecution and settlement of the Infringement Claim.

5.	Representations and Warranties

5.1.           Mutual Representations and Warranties.  Each party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

5.2.           No Representations and Warranties By MES.  The assignment of the Joint IP under this Agreement is made on an “as is” basis, without any representations or warranties by MES of any kind as to the Joint IP or any Intellectual Property Rights therein.

6.	Miscellaneous

6.1.           Governing Law; Venue. This Agreement will be construed in accordance with and governed in all respects by the laws of the State of Delaware without regard to the conflict of laws principles of Delaware or any other jurisdiction.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the State of Delaware.  Each party expressly and irrevocably consents and submits to the jurisdiction of each such state and federal courts (and each appellate courts located in the State of Delaware) in connection with any such legal proceeding.

6.2.           Assignment. No party to this Agreement may assign this entire Agreement or any rights or obligations hereunder without the prior written consent of the other parties, except that each party may assign this entire Agreement or any of its rights or obligations hereunder, without the prior consent of, but upon written notice to (which notice shall be accompanied by a copy of the assignment document which shall evidence the assignee’s agreement to be bound by all of the terms of this Agreement), the other parties to: (a) any affiliate of the assigning party; or (b) any third party in connection with a merger, change in control, or sale of all or substantially all of the assets of the assigning party which pertain to this Agreement.  This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

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6.3.           Severability.  If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

6.4.           Independent Contractors.  This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the parties except that of independent contractors.

6.5.           Attorneys’ Fees.  In the event of any litigation arising out of or related to this Agreement, the prevailing party or parties shall be entitled to recover their reasonable attorneys’ fees and other costs and expenses incurred in connection with such litigation from the non-prevailing party or parties.

6.6.           Counterparts.  This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on all of the parties. This Agreement may be executed by facsimile signature and any such signature shall have the same force and effect as a manual signature.

6.7.           Further Assurances.  Each of the parties agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, execute, acknowledge and deliver such other documents and take such further action as reasonably may be necessary to carry out the purposes of this Agreement.

6.8.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.  This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MES Group, Inc.	VES Group, Inc.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY ASSIGNMENT]

Exhibit A

Software

The operating system software more commonly known as ‘MES OMS’ and ‘PRS OMS,’ and related copyrights.

Exhibit 8.2(n)

Investment Agreement

See attached.

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is entered into this ____ day of _____________, 2011, by and between George C. Turek (the “Investor”), ExamWorks, Inc., a Delaware corporation (the “Subsidiary”), and ExamWorks Group, Inc., a Delaware corporation (the “Parent” and, together with the Subsidiary, the “Companies”).

WHEREAS, the Investor is the majority shareholder of MES Group, Inc., a Michigan corporation (“MES”);

WHEREAS, the Parent is the sole shareholder of the Subsidiary;

WHEREAS, the Subsidiary intends to acquire all of the shares of MES (the “Transaction”) pursuant to a stock purchase agreement by and among the Companies, the Investor, the additional minority shareholders of MES, and MES (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Parent will issue 1,424,501 shares of common stock to the Investor as a portion of the purchase price in the Transaction (the “Parent Stock”);

WHEREAS, the shares of Parent Stock are not registered under the Securities Act of 1933, as amended (the “Act”), in reliance upon certain exemptions from registration provided by the Act, including Section 4(2) of the Act and Regulation D of the Securities and Exchange Commission; and

WHEREAS, Regulation D requires, among other things, that prior to making a sale of the Parent Stock, the Parent must have reasonable grounds to believe, and shall believe after reasonable inquiry, that the offeree is an “accredited investor” (as defined in Regulation D).

NOW, THEREFORE, in consideration of the mutual benefits to each party, the parties, intended to be legally bound, agree as follows:

1) Parent Stock. The Parent agrees to issue the Parent Stock in book-entry form to the Investor, pursuant to the Purchase Agreement, upon the closing of the Transaction.

2) Representations of Investor. The Investor represents, warrants, and acknowledges the following:

a) Market Conditions. The Investor is not acquiring shares of the Parent Stock with any present intention of distributing or selling such shares in violation of federal, state or other securities laws.  The Investor agrees that he will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the shares of Parent Stock in violation of any federal, state or other securities laws.  The Investor acknowledges that the Parent Stock is subject to market and other conditions beyond the control of the Companies.

b) Reliance upon the Investor’s Representations. The Investor understands that the Parent Stock is being offered and sold to him in reliance on specific exemptions from the registration requirements of the United States federal securities laws and that the Companies are relying on the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein and in the Purchase Agreement in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Parent Stock.

c) Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Act.

d) Restricted Securities. The Investor understands that the Parent Stock to be received by the Investor pursuant to this Agreement may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom.  In connection therewith, Parent will cause Parent’s transfer agent and registrar to include a notation, with respect to the book-entry Parent Stock issued to Investor, that the Parent Stock is restricted.  Accordingly, the Investor acknowledges that the Investor is able and willing to bear the economic risk of the investment in the Parent Stock for an indefinite period of time.

e) Experience. The Investor represents that he can bear the economic risk of investment in securities which are not registered under the Act, and has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of an investment in the Parent Stock.

f) Access to Information. The Investor agrees and acknowledges that he has received or otherwise has had access to, and has had an opportunity to review, examine and ask questions relating to, such information regarding the Parent and its proposed business as he deems necessary for him to make an informed decision regarding the investment in the Parent, including, without limitation, all information and documents filed by the Parent with the Securities and Exchange Commission.

g) Insider Trading. The Investor understands that United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

3) Lock-Up. The Investor agrees to comply with the following lock-up provisions for the Parent Stock.

a) Restrictions. The Investor agrees that, during the period specified in Section 3(b) (the “Lock-Up Period”), the Investor will not lend, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of the Parent Stock.  The foregoing restriction is expressly agreed to preclude the Investor from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Investor’s Parent Stock even if such shares would be disposed of by someone other than the Investor. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Parent Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. Parent will cause Parent’s transfer agent and registrar to include a notation, with respect to the book-entry Parent Stock issued to Investor, that the Parent Stock is subject to this Lock-Up Period, which legend shall be removed upon the expiration of the Lock-Up Period.

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b) Duration. The initial Lock-Up Period will continue for 180 days after October 27, 2010, provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Parent releases earnings results or announces material news or a material event relating to the Parent or (2) prior to the expiration of the initial Lock-Up Period, the Parent announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event relating to the Parent, as applicable, unless each of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC (together, the “Representatives”), as representatives of the underwriters in the Parent’s initial public offering (the “Underwriters”), waives, in writing, such extension.

c) Notice. The Investor hereby acknowledges that the Parent agrees to provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to Section 3(b) to the Investor and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the Investor. The Investor hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Agreement during the period from the date of this Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Parent and will not consummate such transaction or take any such action unless it has received written confirmation from the Parent that the Lock-Up Period (as such may have been extended pursuant to Section 3(b)) has expired.

d) Transfer. Notwithstanding the foregoing, the Investor may transfer the Parent Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the Investor or the immediate family of the Investor, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) as a result of testate, intestate succession or bona fide estate planning, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value (iv) to any affiliate of the Investor, including its partners (if a partnership), members (if a limited liability company), or wholly-owned subsidiary (if a corporation), provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (v) with the prior written consent of each of the Representatives on behalf of the Underwriters; provided that no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with any transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period) made pursuant to clause (i), (ii), (iii), (iv) or (v) above.  For the avoidance of doubt, this Agreement shall not restrict the Investor from (a) purchasing shares of the Parent’s common stock in open market transactions or (b) acquiring equity awards issued by the Parent pursuant to its equity incentive plans.  For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The Investor also agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar against the transfer of the Parent Stock except in compliance with the foregoing restrictions.

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e) Successor in Interest. The Investor understands that this Lock-Up is irrevocable and shall be binding upon the Investor’s heirs, legal representatives, successors, and assigns.

4) Representations of Parent. Parent represents, warrants and acknowledges the following:

a) Rule 144. Parent acknowledges that any sales by Investor, which are not presently contemplated, made during the period six months after the date of closing of the Transaction and prior to one year of the closing of the Transaction will be made by Investor in reliance on Rule 144.  Accordingly, Parent agrees to file the reports required to be filed by it under the Securities Exchange Act of 1934 and the rules and regulations adopted by the Securities and Exchange Commission thereunder in a timely manner.

b) Removal of Restrictive Notation. Parent will instruct its transfer agent and registrar to remove the restrictive notation referenced in Section 2(d) above, effective immediately on the first business day after six months from the date of closing of the Transaction.

[Signatures provided on following page.]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

SUBSIDIARY:

EXAMWORKS, INC.

By:
Richard E. Perlman, Executive Chairman

PARENT:

EXAMWORKS GROUP, INC.

By:
Richard E. Perlman, Executive Chairman

INVESTOR:

George C. Turek

(Signature Page to Investment Agreement)